Exhibit 4.19

Portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K on the basis that the registrant customarily and actually treats that information as private or confidential and the omitted information is not material. Information that has been omitted has been noted in this document with a placeholder identified by the mark “[***]”.

Dated                          2023

TAKEDA PHARMACEUTICALS INTERNATIONAL AG

- and -

CENTOGENE GmbH

GLOBAL MASTER SUPPLY AND
SERVICES AGREEMENT

Table of Contents

Page

1.Definitions2

2.Scope of the Agreement9

3.Geographical Coverage9

4.Expired Agreements10

5.Structure of Agreement10

6.Development Services10

7.Manufacture and Supply of Customized DBS Test Kits11

8.Testing Services15

9.Price and Terms of Payment18

10.Reporting & Record Keeping19

11.Data Protection and informed consent forms19

12.Regulatory21

13.Quality22

14.Vigilance23

15.General Obligations24

16.Alliance Managers; Joint Steering Committee26

17.Confidentiality28

18.Intellectual Property29

19.Representations and Warranties31

20.Indemnification33

21.Term, Termination34

22.Force Majeure36

23.Miscellaneous36

Exhibit 1 Existing Customized DBS Test Kit Countries38

Exhibit 2 Template Development Order41

Exhibit 3 Monthly Diagnostic Test Reports43

Exhibit 4 Proforma Quarterly Transparency Report (one line per Test)45

Exhibit 5 Communication to Physicians46

Exhibit 6 Data Protection Requirements47

Exhibit 7 Pricing50

Exhibit 8 Testing Methodology51

Exhibit 9 Testing Services53

This GLOBAL MASTER SUPPLY AND SERVICES AGREEMENT (this “Agreement”) is by and between:

(1)

TAKEDA PHARMACEUTICALS INTERNATIONAL AG, a Swiss stock corporation incorporated under the laws of the Swiss Confederation under identification number CHE-113.444.401, having its registered office at Thurgauerstrasse 130, 8152 Glattpark (Opfikon), Switzerland (“Takeda”); and

(2)

CENTOGENE GmbH (formerly CENTOGENE AG), a German limited liability company registered with the commercial register of the local court ('Amtsgericht') of Rostock under the number HRB 14967 and having a business address at, Am Strande 7, 18055 Rostock, Germany, (“Centogene”),

each a “Party” and together the “Parties”.

PREAMBLE

(A)

Takeda is a global biopharmaceutical company focusing on, amongst other therapeutic areas, the development of treatments for lysosomal storage diseases (e.g., Fabry disease, Hunter syndrome and Gaucher disease) and other rare diseases.

(B)	Centogene is a global company focusing on, amongst other therapeutic areas, genetic and biochemical testing of rare diseases including lysosomal storage diseases.
(C)

Takeda, its Affiliates, and Centogene recognize each other as global leaders in the field of treating and diagnosing rare genetic diseases and acknowledge their resulting responsibility for patients suffering from rare diseases. Worldwide access to appropriate diagnostic testing and disease monitoring is a significant unmet need for these patients. A central aim of the long-standing cooperation between Takeda and Centogene has been enhancing diagnosis of patients suffering from one of these diseases. Although past joint efforts of the Parties have partially addressed this unmet patient need, a significant number of patients still remain undiagnosed. Takeda and Centogene have therefore agreed to pursue the common mission of diagnosing any remaining patients.

(D)

The Parties or their Affiliates entered into a Global Master Services Agreement dated 1 January 2015 and a Supply Agreement dated 1 January 2016, both of which were amended and supplemented on multiple occasions throughout their respective terms (together the “Expired Agreements”). The Expired Agreements will expire on 31 March 2023, and so Takeda and Centogene now aim to extend the cooperation with respect to the supply of products and services under this Agreement.

NOW, THEREFORE, Takeda and Centogene, intending to be legally bound, hereby agree as follows:

1.	Definitions
1.1	In this Agreement, the following terms shall have the following meanings:

“Affiliate” shall mean and include in relation to each Party, any person, firm, corporation or other entity directly or indirectly Controlling, Controlled by or under common Control with a party. “Control” in this context means (a) ownership, directly or indirectly, as to 50% or more of the voting securities or other ownership interest of another entity, or (b) the possession, directly or indirectly, of the power to direct or cause the direction of its management and policies of another entity, whether by reason of ownership of voting securities, by contract relating to voting rights, resolution, regulation or otherwise.

“Anti-Bribery Laws” shall have the meaning set forth in Section 19.3.1.

“Applicable Laws” shall mean all applicable provisions of any and all laws, statutes, constitutions, treaties, rules, regulations, ordinances, directives judicial, executive, legislative or administrative orders, decrees, injunctions, judgments, permits, codes of conduct, guidance documents and guidelines of or from any supra-national, national, state, provincial or local governmental or non-governmental authority, agency, undertaking or body (whether present or future and in any territory) which has any jurisdiction in respect of or relevance to the applicable Party (or its Affiliates) and its business and/or (i) the manufacture of Customized DBS Test Kits and their provision to Physicians in the Territory; (ii) the submission of Samples to Centogene; (iii) the conducting of Development Services and Tests; (iv) the provision of Test Results to Physicians; (v) the Processing of Personal Data of any kind, including any applicable laws in relation to data protection, privacy, interception and monitoring of communications or any kind (“Applicable Data Protection Laws”); and (vi) other activities in the course of performing this Agreement.

“Arising Intellectual Property” means Intellectual Property generated by or on behalf of Centogene during the course of the Testing Services.

“Business Continuity Plan” shall have the meaning set forth in Section 15.3.1.

“Business Day” shall mean any day (other than Saturday or Sunday) on which banks are open for business in Zurich, Switzerland, or Rostock, Germany, as the case may be.

“Centogene Background Intellectual Property” shall mean any and all Intellectual Property that is owned or controlled by Centogene prior to the Effective Date.

“Centogene DBS Cards” shall mean any DBS Cards that were manufactured by or on behalf of Centogene.

“Change of Control” means with respect to Centogene:

(i)	the sale to a third party of all or substantially all of Centogene’s assets or business relating to this Agreement;
(ii)	a merger, reorganization or consolidation involving Centogene after which the voting securities of Centogene (or its parent entity) outstanding immediately prior thereto cease to represent at least fifty per cent (50%) of the combined voting power of the surviving entity as a consequence of such merger, reorganization or consolidation; or
(iii)	a transaction or series of related transactions in which a third party or group of persons or entities acting in concert becomes the direct or indirect beneficial owner of at least fifty per cent (50%) of the combined voting equity securities or otherwise controls Centogene.

“CLIA” shall mean the Clinical Laboratory Improvement Amendments, which regulate laboratory testing and require clinical laboratories to be certificated by their state as well as the Center for Medicare and Medicaid Services (“CMS”) before they can accept human samples for testing, and implementing CMS regulations and guidance, and all applicable state clinical laboratory licensing laws and regulations.

“Complaint” shall mean any written, electronic, or oral communication that alleges deficiencies related to the identity, quality, durability, reliability, safety, effectiveness, or performance of a Customized DBS Test Kit after it is released for distribution.

“Confidential Information” shall mean and include all know-how, data, documents, materials and information, whether in written, electronic, oral or other form, not in the public domain, relating to the Services, business affairs, finance plans, employee and business partner information, Intellectual Property, company policies and procedures, contractual relationships of the Parties (including any of the foregoing which has been disclosed prior to the Effective Date).

“Covered Personal Data” means Personal Data Processed by Centogene or any Centogene Affiliates or subcontractor in connection with this Agreement.

“Customized DBS Test Kits” shall mean the country specific DBS test kits listed in Exhibit 1 or as may be developed by Centogene pursuant to Section 6 from time to time, in each case to be supplied to Takeda in accordance with the Specifications, the relevant Purchase Order and the terms of this Agreement for distribution in the Territory. The Customized DBS Test Kits will not bear any logo of or reference to Takeda or any Takeda Affiliate.

“Data Controller” means the entity which, alone or jointly with others, determines the purposes and means of the processing of Personal Data.

“Data Subject Request” means any communication addressed to one or both Parties under this Agreement made by a Data Subject exercising one or several of his/her data protection rights under Applicable Data Protection Laws.

“DBS” shall mean dried blood spot.

“DBS Cards” shall mean dried blood spot filter cards.

“Development Order” shall mean any written development order which Centogene and Takeda or its Affiliates may execute from time to time, and which governs Development Services. A template Development Order is attached hereto as Exhibit 2.

“Development Plan” shall have the meaning set forth in Section 6.1

“Development Services” shall mean the development of certain Customized DBS Test Kit in accordance with Section 6 and the relevant Development Order for use in one or more countries. Development Services include (i) obtaining Regulatory Approval; (ii) meeting all regulatory requirements to import, distribute, supply and use the respective Customized DBS Test Kits in the relevant country in accordance with Applicable Laws; and (iii) development of the design and matrix for the DBS cards, instructions and informed consents. Development Services may include Customized DBS Test Kit artwork content changes and translation into additional languages as further defined in the Development Order.

“Effective Date” shall mean 1 April 2023.

“Expired Agreements” shall have the meaning set forth in the Preamble, and subject to Section 4.

“Force Majeure” means, in relation to a Party (the “Affected Party”), any circumstances beyond the control of the Affected Party or its Affiliate which directly prevent or have a material adverse effect on the Affected Party’s performance of its obligations under this Agreement and includes (a) acts of God, flood, drought, earthquake or other natural disaster, war, threat of or preparation for war, armed conflict; (b) terrorist attack, civil war, civil commotion or riots; (c) epidemic or pandemic; and (d) any law or government order, rule, regulation or direction, or any action taken by a Governmental Entity, including but not limited to imposing an embargo, export or import restriction, quota or other restriction or prohibition, or failing to grant a necessary licence or consent. Force Majeure does not include any event or thing that, in relation to a Party (i) is attributable to the wilful act, neglect or failure to take reasonable precautions against such event by that Party; (ii) merely increases the cost of that Party’s performance of its obligations; or (iii) results from a failure or delay by any third party in the performance of its obligations under a contract with that Party (unless that third party is itself prevented from or delayed in complying with its obligations as a result of Force Majeure);

“Forecast” shall have the meaning set forth in Section 7.1.1.

“General Records” shall have the meaning set forth in Section 10.2.

“Incident” shall mean in accordance with Applicable Laws any malfunction or deterioration in the characteristics and/or performance of Customized DBS Test Kits, as well as any inadequacy in the labelling or the instructions for use which, directly or indirectly, might lead to or might have led to (i) the death of a Patient, or user or of other persons or to a serious deterioration in their state of health; (ii) incorrect testing results and/or an incorrect diagnosis.

“Intellectual Property” shall mean and include any intellectual property of whatever nature relating to raw data and interpretations thereof, patents, patentable inventions, trade secrets, design rights, copyright, trademarks, service marks, codings, social media and domain names, know how, whether registered, registrable or otherwise and including all applications (or rights to apply), renewals and extensions for such rights.

“Joint Steering Committee” or “JSC” shall have the meaning set forth in Section 16.3.1.

“Legal Manufacturer” shall mean the manufacturer of a medical device under Applicable Laws, i.e., the natural or legal person who is responsible for the design, manufacture, packaging and labelling of a device before it is placed on the market under his own name, regardless of whether these operations are carried out by that person himself or on his behalf by a Third Party.

“Manufacturing Facility” shall mean the facility of Centogene or of Centogene’s Third Party subcontractor where the Customized DBS Test Kits are manufactured.

“Non-CG DBS Cards” shall mean any DBS Cards used by Takeda or its Affiliates that are based on and essentially similar to used Centogene DBS Cards but not manufactured by Centogene or its subcontractor under this Agreement.

“Non-CG DBS Test Kits” shall mean any test kits in use by Takeda or its Affiliates which contain Non-CG DBS Cards.

“Patients” shall mean individual persons whose Samples are tested by Centogene by using the Tests for rare diseases identified on the Testing Request Form as part of the Services.

“Personal Data” means any information relating to an identified or identifiable natural person (“Data Subject”); an identifiable natural person is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person.

“Physicians” shall mean physicians in the Territory which have received Customized DBS Test Kits or Non-CG DBS Test Kits, and which submit Samples to Centogene for Services.

“Process” or “Processing” means any operation or set of operations which are performed on Personal Data or on sets of Personal Data, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.

“Purchase Order” shall mean any purchase order which Takeda may place, and which governs the manufacture and supply of Customized DBS Test Kits.

“Regulatory Approvals” shall mean any certifications, licenses, permits, approvals and authorizations for devices that are necessary in order to permit the manufacture, storage, marketing, promotion, distribution and provision of Customized DBS Test Kits or the provision of the Services in the Territory under Applicable Laws.

“Regulatory Authority” shall mean any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council, notified body or other governmental entity in each country in the Territory having competence over any activities in relation to this Agreement, including the provision of Customized DBS Test Kits to Physicians in the Territory, the submission of Samples to Centogene, the conducting of Tests, the provision of Test Results to Physicians and other activities in the course of rendering Services under this Agreement.

“Reports” shall have the meaning set forth in Section 10.1.

“Samples” shall mean blood samples of Patients in the Territory on DBS Cards or on buccal swabs (only Oragene OCR-100 buccal swab collection sets are accepted), whole blood samples or plasma samples submitted to Centogene by Physicians for the purposes of carrying out Tests.

“Scientific Research” shall mean a research project set up in accordance with relevant sector-related methodological and ethical standards, in conformity with good practice.

“Security Incident” means any actual or reasonably suspected accidental, unlawful or unauthorised loss, destruction, alteration, access, use, disclosure of, damage or corruption to Covered Personal Data Processed under this Agreement. For the avoidance of doubt, this includes Personal Data Breach, as this term is defined in the Applicable Data Protection Laws.

“Services” shall mean the Development Services and the Testing Services to be performed by Centogene in accordance with this Agreement.

“Specifications” shall mean the design specifications for Customized DBS Test Kits identified and agreed in the relevant Development Order and Purchase Order, the latter with regards to existing Customized DBS Kits.

“Standards” shall mean any applicable and generally accepted international standards relating to the design, development, manufacture, quality control, quality assurance, distribution, risk management and vigilance of the Customized DBS Test Kits and Testing Services, including, as applicable, DIN EN ISO 13485, EN ISO 15189, ISO/IEC 27001:2017, CLIA, CAP and GCLP standards in their current and applicable versions.

“Supply Failure” shall mean Centogene’s inability to provide for any period of at least (i) three (3) consecutive months an average of [*****] per cent ([*****]%), or (ii) two (2) consecutive months an average of [*****] per cent ([*****]%), or (iii) one (1) month an average of [*****] per cent ([*****]%) of the binding amounts of the Forecast, in each case in accordance with the Turnaround Time.

“Suspension Event” shall have the meaning set forth in Section 8.8.

“Takeda Product(s)” shall mean any medicinal products under development or commercialized by or on behalf of Takeda or any Affiliate for the treatment rare genetic diseases for which such products are authorized.

“Technical Quality Agreement” shall mean the quality agreement for contract manufacturing and analytical testing services between the Parties dated 9 March 2021, as amended and updated from time to time.

“Term” shall have the meaning set forth in Section 21.1.

“Territory” shall mean worldwide.

“Test Results” shall mean the results of the Tests performed by Centogene.

“Testing Facility” shall mean the facility of Centogene, Am Strande 7, 18055 Rostock Germany where the Testing Services are to be performed.

“Testing Failure” shall mean with respect to Testing Services, Centogene’s inability to provide for any period of at least (i) three (3) consecutive months an average of [*****]per cent ([*****]%) of the Testing Services within the Turnaround Time, or (ii) two (2) consecutive months an average of [*****] per cent ([*****]%) of the Testing Services within the Turnaround Time, or (iii) one (1) month an average of [*****]per cent ([*****]%) of the Testing Services, in each case in accordance within the Turnaround Time.

“Testing Forecast” shall have the meaning set forth in Section 8.2.

“Testing Methodology” shall mean the agreed algorithm and methodology, further set out in Exhibit 8, pursuant to which Centogene will perform the Testing Services.

“Testing Request Form” shall mean the DBS test request forms included in the Customized DBS Test Kits and submitted by Physicians directly to Centogene.

“Testing Services” shall mean the performance of Tests on Samples by Centogene for the purpose of identifying Patients suffering from rare genetic diseases as the Parties may agree, and the services and activities set out in Exhibit 9 in accordance with Applicable Laws.

“Testing Services Fee” shall have the meaning set forth in Section 9.3.

“Test(s)” shall mean a test/the tests used by Centogene in the testing of Samples for the purpose of identifying Patients suffering from rare genetic diseases and/or monitoring their condition, as identified on the Testing Request Form. A Test shall be counted as the testing of one disease or one disease follow-up testing in accordance with the Testing Methodology. If a Testing Request Form for a Sample specifies the request for testing of more than one disease, then the number of Tests is defined as the sum of all Tests performed per Sample based on the diseases requested to be tested.

“Third Party” shall mean any legal entity or natural person other than the Parties or their Affiliates.

“Turnaround Time” or “TAT” shall mean:

(i)

in respect of Development Services, (i) Centogene providing Takeda with the first artwork file (technical file) within [*****] ([*****]) calendar days after the effective date of a Development Order; (ii) Centogene incorporating Takeda’s input into the artwork and providing the artwork file to Takeda within [*****] ([*****]) calendar days (or in exceptional cases within [*****] ([*****]) calendar days) after receipt of Takeda’s comments; and (iii) Centogene submitting the revised file for Regulatory Approval within [*****] ([*****]) month of the date of artwork approval by Takeda in accordance with Section 6.2;

(ii)

in respect of the manufacture and supply of Customized DBS Test Kits, (a) an average period of [*****] ([*****]) Business Days between Centogene’s receipt of a Purchase Order and the Delivery of the ordered Customized DBS Test Kit in accordance with Section 7.8; or (b) any other timelines mutually agreed between the Parties in writing; and

(iii)

in respect of Testing Services, an average period of [*****] ([*****]) Business Days between receipt of a complete order (including the Sample, the completed request form and the informed consent form) and reporting of Test Results to the Physician provided that the Sample has passed Centogene’s sample entry quality control. Where the Test Results are sent by postal mail pursuant to Section 8.4.2, the Turnaround Time shall be [*****] ([*****]) Business Days, however, only as long as there is no delay during shipment which is not under the control by Centogene.

1.2	In this Agreement, unless the context otherwise requires:
1.2.1	“including” or “includes” or “in particular” (or any similar phrase) shall not be deemed to be terms of limitation, but rather shall be interpreted as though immediately followed by the words “without limitation”;
1.2.2	a reference to any law, regulation, statute, order, rule, guideline or equivalent is a reference to the most up-to-date version in force from time to time;
1.2.3	a reference to a Party or any other person includes its successors, heirs and permitted assigns, and words denoting persons include individuals, bodies corporate, partnerships, unincorporated associations and other bodies (whether or not having separate personality);
1.2.4	singular includes plural and vice versa, and words denoting any gender shall include all genders; and
1.2.5	descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.
2.	Scope of the Agreement
2.1	This Agreement defines the terms and conditions under which Centogene shall diligently, within the agreed timeframes and at a standard to be expected from a reputable, specialised and professional manufacturer and supplier of medical devices, development services and testing services:
2.1.1	perform the Services; and
2.1.2	manufacture and supply Takeda with Customized DBS Test Kits.
3.	Geographical Coverage
3.1	The Parties agree that, subject to Takeda’s performance of its importation obligations under this Agreement, as of the Effective Date the Customized DBS Test Kits are available for use in the countries listed as Existing Customized DBS Test Kit Countries in Exhibit 1.
3.2	Upon Takeda’s request and in accordance with Section 6, Centogene will develop Customized DBS Test Kits for use in a country other than one listed as Existing Customized DBS Test Kit Countries in Exhibit 1.

4.	Expired Agreements

Any activities currently on-going under the Expired Agreements or pursuant to statements of work governed by the Expired Agreements as at the Effective Date shall be governed by and rendered by Centogene in accordance with the terms of this Agreement.

5.	Structure of Agreement
5.1	Framework Agreement for Development Services. This Agreement shall serve as a framework agreement under which Takeda or any Takeda Affiliate may request that Centogene performs Development Services from time to time on the basis of an individual Development Order. Each Development Order shall constitute a separate and distinct agreement and the terms and conditions of this Agreement shall be deemed incorporated by reference into each Development Order. The Parties agree that Takeda or any Takeda Affiliate may execute Development Orders under this Agreement, and in such (i) all references to “Takeda” in this Agreement as it relates to Development Services shall mean the Takeda Affiliate which executes the Development Order; and (ii) in all events, the sole contracting parties for all purposes related to such Development Order shall be Centogene and the Takeda Affiliate that executes the Development Order. For the avoidance of doubt, this Agreement shall not establish any obligation of Takeda or any Takeda Affiliate to enter into any Development Order or any obligation for Centogene to accept a Development Order. In the event of any ambiguity, doubt or conflict between this Agreement and any terms and conditions appearing or referred to in any Development Order, the terms and conditions of this Agreement shall take precedence over any terms and conditions of such Development Order unless such Development Order expressly provides that the Parties intend to overrule the corresponding provision in this Agreement with respect to such Development Order only.
5.2	Supply of Customized DBS Test Kits. Where Takeda or its Affiliates wish to purchase Customized DBS Test Kits from Centogene and Centogene agrees to supply Customized DBS Test Kits, Takeda or its Affiliate shall place a Purchase Order in accordance with Section 7.2. Takeda shall remain fully responsible for the performance of its obligations under this Agreement by its Affiliate regarding the supply of Customized DBS Test Kits and Centogene shall have no recourse against such Affiliate but shall address any claims or demands exclusively to Takeda.
5.3	Performance of Testing Services. This Agreement defines the terms and conditions under which Centogene shall provide Testing Services to Takeda and its Affiliates.
6.	Development Services
6.1	Development Services. Takeda or its Affiliates may from time to time request from Centogene a quotation (“RFQ”) to perform Development Services. On the condition that Centogene is willing to perform the requested Development Services, Centogene shall submit to Takeda a project plan setting forth detailed steps and timelines for each of the countries requested by Takeda, including regulatory actions, development of, translations of and/or changes to the design and matrix for the DBS cards, instructions and informed consents (a “Development Plan”). Following receipt of a Development Plan, Takeda may request that the proposed Development Plan is amended or supplemented, and Centogene shall not unreasonably withhold its consent to any such request. Once the Development Plan is agreed, Takeda or its Affiliates may submit a Development Order in respect of that and upon signature of the Development Order by Centogene and Takeda (or its Affiliate), the Development Services specified in the Development Plan will be carried out by Centogene in accordance with the Turnaround Time and the terms of the relevant Development Order, generally accepted professional standards and Applicable Laws and Standards.
6.2	Artwork Approval. Any artwork prepared by Centogene in the course of the Development Services shall be submitted to Takeda in draft form for review and written approval (in its sole discretion).
6.3	Variation. Each Party may request, and the other Party shall not unreasonably withhold its consent, to amend and/or supplement a Development Order. The Party receiving the request shall consider it in good faith and shall inform the other Party of its decision within [*****] ([*****]) Business Days of receipt of such request. If the Parties are unable to reach agreement on any change request, the dispute shall be referred to the JSC. Once agreed between the Parties, Centogene shall implement the revised Development Order in accordance with its terms and the terms of this Agreement. In the event that the implementation of an agreed change to a Development Order results in any unforeseen costs and/or delays in agreed timelines, Centogene shall notify Takeda of such consequences in writing within [*****] ([*****]) Business Days of implementation and the Parties shall discuss any such consequences in good faith.
6.4	Translations. Centogene shall procure that the local translations of the Customized DBS Test Kits, and in particular the informed consent forms, will be made by certified translators and will meet the applicable industry standards, including as to accuracy and quality. Should the translation be below applicable industry standards and result in all or part of the informed consent being not understandable to the layman (e.g. Takeda receiving reasoned complaints from Physicians or Patients and providing evidence of such complaints to Centogene) so that the validity of the consent would be impacted, Centogene will, as the Legal Manufacturer and after reflecting on the severity of the issue in each case, remediate the language of the translation and replace the respective informed consent forms with amended versions in the Customized DBS Test Kits at [*****] as soon as possible, but in any event before the next shipment into the relevant country.
6.5	Project Manager. Each Party shall appoint an individual as project manager in respect of each Development Order. Centogene’s project manager shall be the responsible person for the overall conduct of the relevant Development Services and both project managers shall be the principal point of contact for the Parties for all matters relating to such Development Services. Neither Party shall change the project manager without the other Party’s prior written consent.
7.	Manufacture and Supply of Customized DBS Test Kits
7.1	Rolling Forecast.
7.1.1	Takeda will provide Centogene with a rolling forecast of its requirements for Customized DBS Test Kits for the shorter of the remaining period of the Term and twelve (12) months (“Forecast”). Takeda will update the Forecast on a monthly basis The Forecast will be binding as follows:
7.1.1.1	[*****] per cent ([*****]%) of the forecasted amounts of Customized DBS Test Kits specified in the Forecast for month [*****] ([*****]) will be binding for both Parties, i.e., Takeda commits to order the forecasted amounts and Centogene agrees to supply Takeda with the forecasted amounts in the agreed Turnaround Times; and
7.1.1.2	the amounts forecasted for months [*****] to [*****] ([*****] – [*****]) will be non-binding for both Parties
7.1.2	Takeda may order, and Centogene agrees to supply, up to [*****] per cent ([*****]%) of the forecasted amounts for month [*****] ([*****]) of the Forecast in the agreed Turnaround Times. Orders above [*****] per cent ([*****]%) of the forecasted amounts shall be supplied on timelines to be agreed by the Parties.
7.2	Purchase Orders.
7.2.1	Takeda and/or its Affiliates will issue Purchase Orders on a [*****] basis which set forth (i) the respective Customized DBS Test Kit(s), (ii) the respective countries, languages and Specifications; (iii) the quantities of Customized DBS Test Kits; (iv) requested Delivery dates; (v) requested Delivery location and recipient; and (vi) Takeda’s Purchase Order number.
7.2.2	Purchase Orders shall become binding if Centogene has not rejected the Purchase Order in writing within [*****] ([*****]) Business Days from receipt of the Purchase Order. For clarity, any addition by Centogene in an order acceptance or similar document that is different from the terms of the Purchase Order will be deemed a rejection of the Purchase Order. Any terms that are in addition to or different from the terms of the Purchase Order that are contained in any order acceptance or similar document issued by Centogene will have no force or effect unless expressly accepted by Takeda in writing (e-mail shall suffice).
7.3	Manufacture and Supply. Centogene shall manufacture and supply the Customized DBS Test Kits in accordance with the relevant Purchase Order, the Specifications, the Turnaround Time, generally accepted professional standards and Applicable Laws and Standards.
7.4	Manufacturing Facility. Centogene shall, [*****], ensure that at all times during the Term, the Manufacturing Facility and all equipment required for the manufacture of Customized DBS Test Kits is in a qualified and validated state as required by the terms of this Agreement, Applicable Laws and Standards. Centogene shall be responsible for all aspects of the manufacturing of Customized DBS Test Kits (including, if applicable conducting design, installation, operational and performance qualification).
7.5	Notification of Contaminants. In the event Centogene identifies potential cross-

contamination in the Manufacturing Facility that may affect compliance with related regulatory requirements (including any Regulatory Approval), Centogene shall, as part of its Incident reporting procedures, immediately inform Takeda and any relevant Affiliate in writing and shall, upon request, submit to Takeda the remediation plan to resolve the problem.
7.6	Minimum Stock. Centogene shall store, or cause its Third Party subcontractor to store, under appropriate conditions, a minimum stock of all raw materials and components necessary to manufacture Customized DBS Test Kits of at least [*****] ([*****]) months of Forecast volumes or such amount as is otherwise mutually agreed between the Parties.
7.7	Minimum Order Quantities. Takeda agrees to place Purchase Orders in multiples of [*****] ([*****]) Customized DBS Test Kits and in accordance with a minimum order quantity of [*****] ([*****]) Customized DBS Test Kits per artwork for Belgium or Switzerland, and otherwise a minimum order quantity of [*****] ([*****]) Customized DBS Test Kits per artwork.
7.8	Delivery.
7.8.1	Unless otherwise agreed, Centogene shall deliver the Customized DBS Test Kits [*****] ([*****] as defined by Incoterms 2010) to the destination specified in the relevant Purchase Order (“Delivery”).
7.8.2	Risk in the Contract Customized DBS Test Kits shall pass from Centogene to Takeda on Delivery. Title to the Customized DBS Test Kits shall pass upon written acceptance and approval of the Customized DBS Test Kits by Takeda at Takeda’s named place of destination.
7.8.3	Shipment shall be accompanied by complete documentation, including shipping documents and bills of lading, certificate of conformity per production batch and Takeda’s Purchase Order number.
7.8.4	Centogene shall perform all quality reviews, controls and process checks in accordance with the Technical Quality Agreement and Applicable Laws and Standards.
7.8.5	The Customized DBS Test Kits shall have a shelf life of no less than [*****] ([*****]) years and [*****] ([*****]) months remaining as at the date of Delivery unless otherwise agreed by the Parties on a case by case basis (such agreement not to be unreasonably withheld).
7.8.6	Subject to this Section 7.8, Centogene shall bear [*****] and risks involved in Delivery. Except as otherwise set out in Exhibit 1, Centogene shall clear the Customized DBS Test Kits for export and import and carry out any customs formalities for export, transportation and import, provided, however, that Takeda shall reasonably assist Centogene, upon Centogene’s request, with customs clearance, in particular that Takeda shall provide any documentation and execute any documents required to assist customs clearance and to meet the import customs formalities of any country of the Territory. To the extent Takeda requests a translated copy of any such document prior to execution, Centogene shall procure a translated copy of such document [*****] and Takeda shall be under no obligation to execute such document until it has been provided with such translated copy.
7.9	Revisions to Delivery schedule. Centogene shall ensure prompt Delivery to Takeda or Takeda’s nominee as indicated by Takeda in the Purchase Order in accordance with the Turnaround Times. In the event Centogene becomes aware that it shall not be able to deliver Customized DBS Test Kits in accordance with the Turnaround Times to Takeda or Takeda’s nominee, Centogene shall promptly notify Takeda in writing. The Parties shall promptly discuss the reasons for such occurrence. Centogene shall propose solutions and an alternate Delivery date. Centogene shall promptly (i) adhere to all instructions provided by Takeda to resolve the issue and (ii) implement all actions required to meet the new Delivery date. Centogene acknowledges that any revised Delivery shipment date agreed under this Section 7.9 shall not prevent or otherwise restrict Takeda from determining whether there has been a Supply Failure due to the failure of Centogene to meet the Turnaround Time.
7.10	Non-Conforming Customized DBS Test Kit. If Takeda notifies Centogene and specifies in reasonable detail that a certain Delivery of Customized DBS Test Kits does not contain the quantity of ordered Customized DBS Test Kits, does not meet the Specifications or Applicable Laws or Standards or was not manufactured according to the relevant Purchase Order, Takeda shall be entitled to reject such part of a delivered batch of Customized DBS Test Kits. In any case Centogene shall answer Takeda’s question(s) as soon as possible and in any event within [*****] ([*****]) Business Days after receipt of Takeda’s question(s) and provide Takeda with all information requested or necessary to evaluate the batch in question. If such non-conformance is not due (in whole) to acts or omissions of Takeda or any Third Party after Delivery, Centogene shall, subject to Section 7.11 and at Takeda’s sole discretion, either (i) refund that part of the payment that relates to the production of such non-conforming Customized DBS Test Kits, or (ii) replace such non-conforming Customized DBS Test Kits [*****] and [*****] by Takeda in the return of Customized DBS Test Kits to Centogene or their destruction. In the event Centogene is required to replace such non-conforming Customized DBS Test Kits, Centogene shall replace such Customized DBS Test Kits within [*****] ([*****]) Business Days to enable continuity of supply of Customized DBS Test Kits.
7.11	Independent Expert. In case of any disagreement between the Parties as to whether a certain Delivery of Customized DBS Test Kits conforms to the applicable Specifications, the project managers will discuss in good faith to attempt to resolve any such disagreement. If the foregoing discussions do not resolve the disagreement within [*****] ([*****]) days, a representative sample of such Customized DBS Test Kits will be submitted to an independent testing laboratory mutually agreed upon by the Parties for tests and final determination of whether such Customized DBS Test Kits conform with such Specifications. The laboratory must be of recognized standing in the industry, and consent to the appointment of such laboratory will not be unreasonably withheld or delayed by either Party. Such laboratory will use the test methods contained in the applicable Specifications. Absent manifest error, determination of conformance by such laboratory with respect to all or part of such batch of Customized DBS Test Kits will be final and binding on the Parties. The Party against whom the determination is made will pay the fees and expenses of the laboratory incurred in making such determination.

7.12	Additional Information. Upon Takeda’s reasonable request, Centogene shall without undue delay provide all reasonable support and training materials to Takeda in order for Takeda to provide information on Customized DBS Test Kits and their relevant Specifications to healthcare professionals.
7.13	Regulatory Information. Upon Takeda’s reasonable request, Centogene shall without undue delay provide all reasonable support and materials to Takeda in order for Takeda to provide information on Customized DBS Test Kits and their relevant Specifications to Regulatory Authorities. Any sharing of Customized DBS Test Kits information and materials with Regulatory Authorities by Takeda requires approval by Centogene.
7.14	Changes to Customized DBS Test Kits.

Unless otherwise agreed between the Parties, Centogene shall only make changes to the Specifications of the Customized DBS Test Kits if required by Applicable Law. In such case, Centogene will inform Takeda of the requirements under Applicable Law, the impact on the relevant Specifications of the Customized DBS Test Kit and the timelines for implementing the change. Centogene will provide Takeda with a sample of the new Customized DBS Test Kit at least [*****] ([*****]) calendar days prior to the first Delivery (as defined above) of said Customized DBS Test Kit. Centogene [*****] related to any changes to Specifications of the Customized DBS Test Kits required by Applicable Law.

8.	Testing Services
8.1	Performance of Testing Services.
8.1.1	Centogene will perform Testing Services in accordance with generally accepted professional standards, the agreed Testing Methodology and Applicable Laws and Standards. In particular, Centogene will use the Tests to test Samples that are submitted to Centogene and will provide the Test Results to the Physicians. Centogene shall not change the agreed Testing Methodology without obtaining Takeda’s prior written approval.
8.1.2	Centogene shall only perform Tests for diseases/indications explicitly requested by the Physician, subject to this Agreement, on the relevant Testing Request Form.
8.1.3	As part of the Testing Services, and at the regular rate of Customized DBS Test Kits and [*****], Centogene shall also process Non-CG DBS Test Kits and whole blood Samples, however, Centogene shall only process Non-CG DBS Test Kits when such processing is approved by Centogene’s quality department prior to the use of the Non-CG DBS Test Kits.
8.2	Testing Forecast. Takeda will provide Centogene with a non-binding testing forecast of its requirements for Testing Services (forecast of Tests volume) for the Term for each country in the Territory (“Testing Forecast”) no later than upon the Effective Date of this Agreement.
8.3	Timeframes for Performance of Tests. Centogene shall process submitted Samples in accordance with the Turnaround Time, provided the Customized DBS Test Kits and/or Testing Request Forms submitted to Centogene contain sufficient testing material and all information required (e.g., Patient consent, sender information, disease, clinically relevant information as regards to Customized DBS Test Kits, etc.). If Centogene receives a Sample that is inadequate, incomplete or insufficient to perform the Testing Services, Centogene shall make reasonable efforts to obtain the missing information or, if necessary, a new Sample, and to process the relevant Sample as quickly as possible thereafter.
8.4	Result Reporting and Use of CentoPortal®
8.4.1	The Parties agree that during the Term, Centogene shall enable Physicians and Takeda and its Affiliates to access its web-based entry portal CentoPortal® free of charge as further set out in this Section 8.4. Test Results will be made available through electronic means exclusively via the CentoPortal®, subject to Section 8.4.2.
8.4.2	Where individual Physicians indicate that they cannot use CentoPortal® for technical or IT-infrastructure reasons or because of local legal concerns, Centogene shall provide access to the Test Results via postal mail without additional charge and in accordance with the Turnaround Time for Testing Services (provided that the necessary contact details have been duly and in full given by the Physician). Centogene may charge EUR [*****] per Test Result provided to a Physician via postal mail unless such provision of Test Result is required by any local law or regulation or requested by no more than [*****] ([*****]) Physicians per country. Upon notification of Physicians, Centogene shall inform Physicians about the existence of this exception, and shall not challenge any request made by Physicians to rely on it.
8.4.3	CentoPortal® functionalities:
(i)	General. Centogene shall provide Physicians who have received Customized DBS Test Kits and submitted Samples to Centogene with access to CentoPortal® within [*****] ([*****]) days of Sample receipt in order to directly enter Patient data needed for the testing of a Customized DBS Test Kit, to track and monitor the status of a kit sent to Centogene and to download Test Results. The use of CentoPortal® is subject to the terms as set out on https://www.centoportal.com/terms-of-use and https://www.centoportal.com/api/static-resources/terms-conditions/en.
(ii)	Language. At a minimum, Centogene will offer CentoPortal® in the following languages: English and Spanish. By 1 July 2023, Centogene shall implement CentoPortal® in Italian language.
(iii)	Minimum operational availability. CentoPortal® shall be available [*****] ([*****]) hours per day and [*****] ([*****]) days per week. Where maintenance is needed and the CentoPortal® will be offline, Centogene shall:

-	provide to Takeda at least [*****] ([*****]) days advance written notice in an email; and
-

provide a notification in CentoPortal [*****] ([*****]) days in advance, specifying the date and time when CentoPortal® is planned to go through a maintenance procedure; such notification shall include a support phone number for Physicians.

CentoPortal® shall not be offline for more than [*****] ([*****]) hours.

(iv)	Bug resolution. Centogene will diagnose and solve errors in the CentoPortal® as soon as possible and use best efforts to provide a solution to sustain the basic functional features of the CentoPortal® (including the ability for Physicians to log-in, check the status of sent Samples and view Test Results) within [*****] ([*****]) Business Days after acknowledgement of the error or bug.
8.4.4	Centogene Email Hotline. Centogene shall establish and provide a dedicated email hotline service for healthcare personnel. Centogene shall procure that (i) any query made via such email hotline by healthcare personnel is responded to, and in complex queries replied with the first response, within [*****] ([*****]) hours of such query being made, (ii) the response time will be recorded; and (ii) any query may be made in English or German and that the relevant response shall be made in the same language.
8.5	Testing Methodology and Training Materials. Upon Takeda’s request Centogene will provide training materials in English language, via e-mail only, clearly explaining the Testing Methodology in order for Takeda to train and/or answer questions of healthcare professionals.
8.6	Testing Facility. Centogene shall, [*****], ensure that at all times during the Term the Testing Facility is in a qualified and validated state appropriate for provision of Testing Services as required by the terms of this Agreement, Applicable Laws and Standards and by Regulatory Authorities. Centogene shall be responsible for validating and qualifying the instruments and equipment used for the Tests (including conducting installation, operational and performance qualification) and maintaining all such instruments and equipment in a compliant state.
8.7	Notifications to Takeda. In the event Centogene identifies potential cross-contamination in the Testing Facility or an issue that may affect compliance with related regulatory requirements (including to any Regulatory Approval), Centogene shall, as part of its Incident reporting procedures, immediately inform Takeda and any relevant Affiliate in writing and shall, on request, submit to Takeda the remediation plan to address the problem.
8.8	Suspension. Takeda may suspend the provision of Testing Services, in whole or in part, immediately by providing written notice if:
8.8.1	the provision of Customized DBS Test Kits to Physicians and the performance of Tests with Samples in any country of the Territory is (i)

found by any Regulatory Authority, court, industry association or other entity with competence over any Takeda Affiliate to be impermissible, or (ii) in the reasonable written opinion of Takeda’s compliance function likely to be impermissible; or
8.8.2	Centogene loses any Regulatory Approvals required to provide the Testing Services in accordance with Applicable Laws,

(any of the foregoing being a “Suspension Event”) provided that Takeda may only suspend the provision of Testing Services with respect to the country(ies) directly affected by such Suspension Event(s).

8.9	Resumption of services. Takeda may, at its reasonable discretion, end the partial or complete suspension of the testing services pursuant to Section 8.8, in whole or in part, at any time by providing written notice to Centogene. Upon either (i) receipt of Takeda’s written notice, or (ii) final resolution of the Suspension Event, as agreed between the Parties in good faith, whichever of (i) or (ii) comes first, Centogene shall re-establish the suspended Testing Services as soon as reasonably practicable.
9.	Price and Terms of Payment
9.1	Development Services. The prices for Development Services are set out in Exhibit 7 and Centogene shall invoice Takeda (and not any Affiliate of Takeda, whether or not an Affiliate is the contracting party under a Development Order) for the Development Services specified in each Development Order immediately upon completion of all Development Services specified in such Development Order.
9.2	Supply of Customized DBS Test Kits. The prices for the manufacture and supply of Customized DBS Test Kits are set forth in Exhibit 7. Centogene shall invoice Takeda upon Delivery of Customized DBS Test Kits.
9.3	Testing Services.
9.3.1	In consideration for the performance of the Testing Services, Takeda will pay a fee for each Test in respect of which Testing Services are performed in accordance with the terms of this Agreement to Centogene (the “Testing Services Fee”) as set out in Exhibit 7.
9.3.2	Centogene shall invoice Takeda in respect of the Testing Services Fee on a calendar monthly basis in arrears.
9.3.3	The Testing Services Fee represents all of Centogene’s costs and fees relating to each Test in respect of which Testing Services are performed, and is fixed for the Term. Centogene shall [*****] in respect of Testing Services or any ancillary services or activities absent the Parties’ agreement in writing following a material change in scope of the Testing Services envisaged under this Agreement.
9.4	Payment Terms. Unless otherwise stated:
9.4.1	all payments under this Agreement will be due within [*****] ([*****]) days of receipt of invoice; and

9.4.2	all prices and fees are net prices, meaning exclusive of VAT and are in Euros.
10.	Reporting & Record Keeping
10.1	Reports. Centogene shall provide Takeda, within [*****] ([*****]) calendar days after the end of a calendar month, with written reports on the Development Services, manufacture and supply of Customized DBS Test Kits and Testing Services in that month, which shall include the details set forth in Exhibits 3 and 4 (“Reports”). Centogene will only send the Reports to the Takeda email address: Global.Support.DBS@takeda.com.
10.2	Maintenance of Records. Centogene shall maintain accurate and complete records of all Testing Request Forms, Samples received, correspondence, invoices, and/or other information in Centogene’s possession relating to the activities performed under this Agreement (collectively, “General Records”). The General Records shall be maintained in accordance with recognized commercial accounting practices and retained during the Term and thereafter for a period of five (5) years or such longer period required by Applicable Laws.
10.3	Audit of General Records. Not more than [*****] per calendar year during the Term and not more than [*****] within three (3) years after the end of the Term, upon reasonable prior written notification and during normal business hours and with the purpose of confirming Centogene’s compliance with the terms of this Agreement, Centogene agrees to permit independent auditors bound to professional secrecy selected by Takeda and reasonably acceptable to Centogene to examine and audit the General Records, [*****]. The independent auditors shall be bound by the confidentiality and non-use obligations set forth in this Agreement. For clarity, any such audit (or failure to inspect) shall not relieve Centogene of its obligation to comply with Applicable Laws and the provisions of this Agreement and does not constitute a waiver of any right otherwise available to Takeda or its Affiliates. Takeda shall [*****] independent auditors. Centogene shall use reasonable efforts to ensure that all corrective or preventive actions identified in audits carried out pursuant to this Section 10.3 are carried out promptly and [*****] in accordance with a mutually agreed timetable defined at the audit close, and provide evidence to Takeda that such actions have been carried out as soon as reasonably practicable following the carrying out of such actions. Any re-audits shall be carried out at the frequency specified in the last audit report.
11.	Data Protection and informed consent forms
11.1	Data Protection and Data Use.
11.1.1	Centogene agrees to comply with the Data Protection Requirements as set out in Exhibit 6 in performing its obligations and other activities under this Agreement.
11.1.2	Centogene shall Process Covered Personal Data for the purposes of performing its obligations under this Agreement.
11.1.3	Centogene shall not use Covered Personal Data for the promotion of any medicinal product.

11.1.4	Subject always to Sections 11.1.5 and 11.1.6, Centogene and any Centogene Affiliate or subcontractor may share Covered Personal Data with Third Parties, or otherwise use such data, only for Scientific Research and the diagnosing of patients. When Centogene or any Centogene Affiliate or subcontractor (either alone or jointly with one or more others, directly or indirectly) wishes to use or share Covered Personal Data, whether or not de-identified, for the purpose of offering or providing a service or benefit to any Third Party for Scientific Research in the disease areas [*****], then Centogene will inform Takeda about the nature of the Scientific Research and how the Covered Personal Data shall be used, and both Parties will discuss whether there is any mutual interest for collaboration. Such informing shall take place in the regular weekly alliance management meetings, the JSC meetings and the bi-annual cross-functional workshops planned to be implemented by the Parties, and shall be documented in writing either per email or in the minutes of the meetings.
11.1.5	Covered Personal Data in respect of patients shall not be shared with any Third Party unless in de-identified form.
11.1.6	To the extent any Covered Personal Data in respect of healthcare professionals is shared with a Third Party, Centogene shall ensure that it does not disclose whether or not such healthcare professionals have diagnosed a patient with [*****].
11.1.7	Centogene shall not share, or otherwise use, any Covered Personal Data for Scientific Research pursuant to Section 11.1.4 to the extent that the sharing or use of such Covered Personal Data may in any respect adversely affect the reputation of Takeda or any of its Affiliates.
11.2	Informed consent forms. The Parties are aware of the importance of the Customized DBS Test Kits' conformity with Applicable Laws, in particular the informed consent forms' conformity with Applicable Data Protection Laws and gene diagnostic laws in each agreed country of the Territory as well as in the country where the Diagnostic Testing Services are performed. Centogene shall:
11.2.1	ensure conformity of the Customized DBS Test Kits, in particular the informed consent forms, with Applicable Laws and Standards at the point of time of delivery of a batch of Customized DBS Test Kits with respect to such respective batch.
11.2.2	as part of the Testing Services, diligently monitor Applicable Laws and Standards in accordance with Centogene's internal quality system and Applicable Laws to ensure compliance of the Customized DBS Test Kits, in particular the informed consent forms, with Applicable Laws and Standards, so that compliance is ensured at the point of time of the delivery of a batch of Customized DBS Test Kits with respect to such respective batch. Centogene shall inform Takeda of any changes immediately after it becomes aware of any changes to Applicable Laws or Standards that would affect the supply and provision of any Customized DBS Test Kits in any country of the Territory;

11.2.3	provide Takeda with any updates to the informed consent form or privacy notice (in pdf) at least [*****] ([*****]) days prior to the first implementation and agrees to remedy any potential data privacy compliance deficiencies identified by Takeda. Centogene represents and warrants that the local translations of the DBS Test Kits, and in particular the informed consent forms, will be made by certified translators and will meet the applicable industry standards in terms of accuracy and quality. Should the quality and accuracy of the translation be below applicable industry standards and result in the fact that (parts of) the informed consent is absolutely, even by logical interpretation, not understandable to the layman (e.g. Takeda receiving reasoned complaints from Physicians or Patients and provides proof to Centogene) so that the validity of the consent would be impacted, Centogene will — as the responsible manufacturer and after reflecting on the severity of the issue in each case — remediate the language of the translation and replace the respective informed consent forms with amended versions in the Customized DBS Test Kits [*****], either immediately or as soon as reasonably possible, but in any event before implementation in such country.
12.	Regulatory
12.1	Regulatory Responsibility. Centogene, as the Legal Manufacturer of the Customized DBS Test Kits, shall, subject to the provisions of this Agreement, (i) bear all related legal and regulatory responsibility for manufacture and Delivery of the Customized DBS Test Kits under its own name, and (ii) unless otherwise required under Applicable Laws, be solely responsible for all regulatory activities, regulatory reporting and maintenance requirements and medical information services, in each case relating to an individual Customized DBS Test Kit and its respective destination country. Centogene, in particular, shall [*****]:
12.1.1	diligently monitor Applicable Laws and Standards of the Territory in accordance with Centogene’s internal quality system and Applicable Laws to ensure compliance and will immediately inform Takeda of any changes that would affect the manufacture, supply and provisions of any Customized DBS Test Kits or the provision of Services
12.1.2	obtain and maintain in its own name all Regulatory Approvals required to provide the Services;
12.1.3	obtain and maintain all Regulatory Approvals and meet all regulatory requirements for the manufacture of Customized DBS Test Kits and for the Customized DBS Test Kits to be supplied to Takeda for use in the relevant country in accordance with Applicable Laws, provided that if a change in Applicable Laws and Standards in a country in the Territory will lead to material cost increases for Centogene during the Term then the Parties shall discuss in good faith how to mitigate such increase;
12.1.4	except otherwise necessary or agreed between the Parties in writing on a case by case basis, act as the sole interface with and handle all correspondence, meetings and interactions with the relevant Regulatory

Authorities;
12.1.5	ensure conformity of the Customized DBS Test Kits, in particular the informed consent forms, with all Applicable Laws (including Applicable Data Protection Laws and gene diagnostic laws), the Specifications and Standards of the Territory at the point of time of delivery of a batch of Customized DBS Test Kits with respect to such respective batch; and
12.1.6	keep Takeda informed of its material regulatory activities related to Customized DBS Test Kits and Testing Services and outcomes of meetings with and decisions made by Regulatory Authorities.
12.2	Where Takeda or a Third Party contracted by Takeda is acting as importer and/or distributor of Customized DBS Test Kits in any country under this Agreement as required by Applicable Laws, Takeda shall be responsible for compliance with the relevant Applicable Laws regarding the import and distribution of Customized DBS Test Kits, in each case only to the extent set out in Exhibit 1 and [*****] of managing importation licenses.
12.3	Transparency. Upon request, Centogene shall provide reasonable assistance to Takeda or its Affiliates in relation to any obligations to report the value of any of the activities performed by Centogene under this Agreement as a transfer of value as defined under the EFPIA HCP/HCO Disclosure Code. Centogene undertakes to provide the necessary information and assistance to Takeda or its Affiliates, as the case may be, on a calendar quarterly basis within [*****] ([*****]) days after the end of a calendar quarter. A pro forma quarterly transparency report is attached in Exhibit 4.
13.	Quality
13.1	Technical Quality Agreement. The Technical Quality Agreement between the Parties shall be binding upon the Parties to this Agreement. The Parties intend in good faith to update the Technical Quality Agreement until 1 April 2023 to correctly reflect the relationship between the Parties which is not based on contract manufacturing.
13.2	Precedence. In the event of any discrepancy or inconsistency between the tasks listed in such Technical Quality Agreement and the terms of this Agreement, the terms of the Technical Quality Agreement will govern with respect to quality matters, and the terms of this Agreement shall govern with respect to all other matters.
13.3	Quality Systems. Centogene shall maintain and diligently document a quality assurance system and a risk management system for the manufacture and supply of Customized DBS Test Kits in accordance with the Technical Quality Agreement, Applicable Laws, Standards and Regulatory Approvals as evidenced by certificates from Regulatory Authorities, such certificates to be based on Applicable Laws and Standards governing the manufacture and distribution of the product, as classified on the Effective Date. In the EU, the Customized DBS Test Kit is, as of the Effective Date, classified as a Class I IVD device. Centogene’s quality systems shall include written policies and procedures that address, at a minimum design control, training, supplier and purchasing controls, Sample management and change control, supplier audits, vendor change notifications, facilities and equipment, exception / deviation notification, Complaint reporting and CAPA, facilities and equipment systems, laboratory control systems, data integrity standards, data protection, paper and electronic archiving and protection of IT networks.
13.4	Audit of Manufacturing Facility and Testing Facility. Not more than [*****] per calendar year during the Term and not more than [*****] within three (3) years after the end of the Term, Takeda and its Affiliates or Third Party appointed by Takeda may, upon written request, conduct a coordinated quality audit at the Manufacturing Facility and the Testing Facility, each audit including any alternate facilities and those of Centogene’s approved subcontractors, during normal business hours of the manufacturing controls, quality control testing, Centogene’s oversight of assembly/manufacturing/testing operations and storage, including appropriate quality records. Takeda may also conduct ‘for cause’ audits at shorter notice to address serious or on-going supply or quality issues, as well as follow up audits in respect of any observations noted during any audit carried out pursuant to this Section 13.4. Centogene shall use reasonable efforts to ensure that all corrective or preventative actions identified in audits carried out pursuant to this Section 13.4 are carried out promptly and [*****] in accordance with a mutually agreed timetable defined at the audit close, and provide evidence to Takeda that such actions have been carried out as soon as reasonably practicable following the carrying out of such actions. Any re-audits shall be carried out at the frequency specified in the last audit report.
13.5	Inspections. Centogene shall notify Takeda immediately of critical or major inspection report observations issued by a Regulatory Authority related to the Customized DBS Test Kits, the Services, the Specifications, the Manufacturing Facility or the Testing Facility, and shall promptly send Takeda a copy of any such critical or major inspection report observations (or other findings) as well as the relevant sections of responses to any inspection reports prepared in accordance with this Section 13.5.
13.6	Validation Studies. Centogene shall perform all validation studies and stability studies required under Applicable Laws and provide Takeda with copies of the results of such studies on request and during the audit pursuant to Section 13.4.
14.	Vigilance
14.1	Vigilance System. Centogene shall maintain and document a vigilance system for Customized DBS Test Kits which is in accordance with Regulatory Approvals, Applicable Laws and Standards. To the extent required by Applicable Laws, Centogene shall be responsible for literature review, maintaining a global safety database, Incident reporting, Incident follow-up reports, preparation and submission of all safety reports towards Regulatory Authorities, as well as deciding upon field safety notices and conducting any field safety corrective notices/ actions, subject to the terms of this Agreement.
14.2	Takeda Assistance. Takeda will report Complaints and Incidents to Centogene and assist in the conduct of field safety corrective actions, e.g., recalls, under responsibility of Centogene. Takeda shall notify Centogene of any Complaint or Incident immediately, but not later than [*****] ([*****]) calendar day after awareness of Takeda. Such notice shall be forwarded to Centogene by email and include the name, address, and telephone number of the person making the Complaint or report of an Incident, the Customized DBS Test Kit(s) involved and the nature of the Incident.

14.3	Complaint and Incident Investigation. Centogene shall be responsible for the evaluation of Complaints and reported Incidents. Centogene shall investigate any Complaint or report of an Incident. Takeda shall cooperate with, and provide reasonable and necessary information and assistance to, Centogene in connection with such investigation. Centogene shall immediately notify Takeda of the results of any investigation related to Customized DBS Test Kits in the Territory.
14.4	Incident Documentation. Centogene shall provide, in a timely fashion and as requested during an audit, implemented Incident reporting and consultation procedures for Incidents as well as problem solutions.
14.5	Field Safety Corrective Actions; Cost. To the extent required by Applicable Laws, Centogene shall be responsible for any field safety notices and field safety corrective actions regarding the Customized DBS Test Kits in the Territory. Centogene [*****] of any field safety notices and field safety corrective actions resulting from the manufacture and quality assurance of the Customized DBS Test Kits to the extent that the Customized DBS Test Kits were manufactured and quality assured by or on behalf of Centogene.
15.	General Obligations
15.1Personnel. Centogene shall exercise, and ensure that its personnel exercise, all reasonable skill, care, and diligence in manufacture and supply of Customized DBS Test Kits and in the performance of the Services. Centogene shall ensure that all its personnel who are involved in the manufacture and supply of Customized DBS Test Kits and in the performance of the Services are technically competent and suitably qualified to carry out their duties.
15.2	Continuous Improvement. Centogene shall use reasonable efforts to develop and implement continuous cost and quality improvement programs.
15.3	Business Continuity.
15.3.1	Centogene acknowledges the importance to Takeda of an uninterrupted manufacture and supply of Customized DBS Test Kits, and uninterrupted provision of the Services. Centogene shall take, throughout the Term, all necessary steps to identify and mitigate potential threats to its ability to perform its obligations under this Agreement and any Development Orders. The current version of Centogene’s written business continuity and risk mitigation plan to maintain continuity of the provision of Customized DBS Test Kits and Services under adverse conditions (“Business Continuity Plan”) has been provided to Takeda as at the Effective Date. Centogene shall implement and maintain the Business Continuity Plan, as amended from time to time, during the Term.
15.3.2	Centogene shall evaluate and update the Business Continuity Plan in accordance with industry standards. Upon the reasonable request of Takeda, Centogene will provide details to Takeda of the implementation of and any updates to such Business Continuity Plan. Centogene shall consider in good faith any reasonable comments that Takeda may have with respect to the Business Continuity Plan and shall incorporate Takeda’s comments in the Business Continuity Plan as agreed by the Parties without undue delay.
15.4	Service or Supply Failures.
15.4.1	During the Term Centogene shall promptly, and in any event within [*****] ([*****]) Business Days, notify Takeda in writing of any potential or actual disruption to the manufacture and supply of Customized DBS Test Kits or the provision of Services, and present to Takeda a corrective action plan addressing when the (potential) disruption of manufacture and supply of Customized DBS Test Kits or the provision of Services will be resolved and any proposed alternative supply arrangements in the interim in order to minimise the disruption to Takeda (the “Takeda Corrective Plan”). Takeda shall have the right to approve or reject a Takeda Corrective Plan on reasonable grounds, such grounds to be provided to Centogene in writing within [*****] ([*****]) Business Days of receipt of the relevant Takeda Corrective Plan from Centogene. If Takeda reasonably rejects the Takeda Corrective Plan, Centogene shall within [*****] ([*****]) Business Days following such rejection make the necessary changes to the Takeda Corrective Plan and submit the updated Takeda Corrective Plan to Takeda for approval or rejection. If Takeda rejects the updated Corrective Plan on reasonable grounds, detailed to Centogene in writing within [*****] ([*****]) Business Days, both Parties shall convene and negotiate in good faith the Takeda Corrective Plan. Centogene shall implement any agreed Takeda Corrective Plan within the timetable set out in the Takeda Corrective Plan. The Parties acknowledge that the process for agreeing a Takeda Corrective Plan, and any subsequent implementation of an agreed Takeda Corrective Plan, shall be without prejudice to Takeda’s other rights and remedies under this Agreement.
15.4.2	Without limiting any other rights or remedies of Takeda, if Centogene fails, or the Parties mutually determine that it is likely that Centogene will fail, to meet the Turnaround Time for any Development Services, then Takeda shall be entitled, as liquidated damages, to a discount of [*****] per cent ([*****]%) of the price of the affected Development Services and a [*****] per cent ([*****]%) discount for each additional month’s delay in meeting the relevant deadlines.
15.4.3	Without limiting any other rights or remedies of Takeda, if any, if there is, or the Parties mutually determine there is likely to be, a Supply Failure, then Centogene shall reimburse Takeda for any difference between the price of (A) the relevant Customized DBS Test Kits, and (B) alternative or replacement test kits that the Parties agree may be obtained from a Third Party, together with Takeda’s reasonable and documented, direct out-of-pocket costs and expenses incurred in engaging the Third Party. In addition to the aforementioned, in the event if a Supply Failure, Takeda shall be entitled, as liquidated damages, to a discount of [*****] per cent ([*****]%) off the price of the affected Customized DBS Test Kits for each month that delivery is delayed. The Parties confirm that this sum represents a genuine pre-estimate of Takeda’s loss. The adjusted price for the Customized DBS Test Kits shall be reflected by Centogene in its invoice.
15.4.4	Without limiting any other rights or remedies of Takeda, if there is, or the Parties mutually determine there is likely to be, a Testing Failure, then Takeda shall have the right to request that Centogene and Centogene shall be obliged to immediately take all necessary measure to start providing Testing Services from an alternate facility as soon as possible and in any event no later than within [*****] ([*****]) calendar days upon occurrence of a Testing Failure.
15.5	Subcontracting. Centogene shall not subcontract any activities or obligations under this Agreement to a Third Party without Takeda’s prior written consent or as agreed in any Development Order or the Technical Quality Agreement. Centogene may propose to subcontract certain defined activities under this Agreement to a Third Party and Takeda shall consider in good faith such proposal and inform Centogene of its decision within [*****] ([*****]) days of receipt of the consent request. Any consent given by Takeda shall require that the agreements between Centogene and such Third Parties are made in writing and fully correspond to the agreements between Takeda (and any of its Affiliates) and Centogene. Centogene shall ensure that Centogene’s obligations under this Agreement shall be fulfilled including, without limitation, with regards to Intellectual Property, publications, confidentiality and data protection. In particular, Centogene shall ensure that such Third Parties have executed appropriate agreements with Centogene containing substantially similar terms regarding confidentiality, Intellectual Property and publications as those set out in this Agreement. In the event that Centogene fulfils its obligations through a permitted subcontractor, Centogene shall remain fully liable for the fulfilment of its obligations under this Agreement. Centogene shall be responsible for the qualification and validation of any subcontractor.
15.6	No Conflict. Centogene shall not, during the Term, enter into any agreements that limit its capacities and resources which are required to meet the binding portion of the Forecast. Centogene will provide all staff, facilities, equipment and any other means necessary to meet such obligation in accordance with the terms of this Agreement.
15.7	No Exclusivity. Nothing in this Agreement shall prevent Takeda or any of its Affiliates from (i) appointing a Third Party to conduct services that are the same as, or similar to, the Services, or (ii) obtaining its demand for DBS test kits, which are not processed by Centogene under this Agreement, from any Third Party. Nothing in this Agreement shall prevent Centogene from providing services to any Third Party that are the same as, or similar to, the Services.
16.	Alliance Managers; Joint Steering Committee
16.1	Alliance Managers. Promptly following the Effective Date, each Party shall designate [*****] ([*****]) individuals (“Alliance Managers”) and form a project team (“Alliance Team”) to exchange information, facilitate communication and coordinate the Parties’ operational day-to-day activities under this Agreement. The Alliance Team shall meet as often as necessary to accomplish its objectives, but at least [*****] ([*****]) every [*****] during a teleconference or videoconference. Unless agreed otherwise between the Alliance Managers, the Alliance Team will meet face-to-face at least [*****] ([*****]) per [*****]. The Alliance Team shall attend all meetings between the Parties including Joint Steering Committee meetings. Each Party may change its designated Alliance Manager from time to time upon written notice to the other Party.
16.2	In the event either Party raises an operational issue, both Parties will seek to resolve this during the weekly calls and within the timelines agreed by the Parties. If no timely resolution or agreement can be found, the Parties commit to find a solution during the quarterly face-to-face meeting. If an issue is still not resolved or is deemed sufficiently serious by either Party, the matter can be escalated to the Joint Steering Committee.

16.3	Joint Steering Committee (JSC).
16.3.1	Promptly after the Effective Date the Parties shall establish and during the Term the Parties shall operate a joint steering committee, which shall have the primary role in ensuring the overall success of the cooperation (“Joint Steering Committee” or “JSC”). The Joint Steering Committee will act as a forum between the Parties for discussion of business reviews, strategic decision-making, and resolution of issues escalated by the Alliance Managers to the JSC or disputes between the Parties pursuant to Section 23.1. The JSC shall be comprised of an equal number of [*****] ([*****]) managing directors or board members of each Party.
16.3.2	The initial JSC members shall be:
16.3.2.1	For Takeda: [*****] and [*****].
16.3.2.2	For Centogene: [*****] and [*****].
16.3.3	Takeda shall designate the chairman of the JSC who shall be responsible to call for ad hoc meetings upon either Party’s request. The meeting place shall alternate between the offices of Takeda and Centogene, or as otherwise decided by the JSC. JSC meetings may be conducted in person, by telephone or videoconference.
16.3.4	Each Party shall provide the other Party with written notice of its new representatives for the JSC immediately upon replacement. Each Party may invite guests to the meetings, in order to discuss special technical or commercial topics.
16.3.5	Takeda shall keep accurate and complete minutes of the JSC meetings and shall circulate such minutes in English to Centogene within [*****] ([*****]) Business Days after each meeting, and the Parties shall agree on the minutes of such meeting promptly. Each Party shall be responsible for the expenses incurred by its employees and its members of the JSC.
16.3.6	All decisions of the JSC are to be made in good faith and in the best interest of the Agreement, and the Parties shall use their reasonable efforts to take decisions unanimously. In the event of any failure to agree, if the Joint Steering Committee (or the Parties) determines that the matter should be referred to an expert (but not any matter which may be determined at the sole discretion of Takeda or Centogene or their respective Affiliates), then the dispute will be referred for resolution to an expert. The expert will only be authorized to address those matters specifically referred to the expert. If the expert’s opinion is not accepted in whole or in part by either or both Parties, any remaining dispute will be resolved under the dispute resolution provisions set forth in Section 23.1.
16.3.7	The JSC shall not have any power to amend, modify or waive compliance with this Agreement. Each Party shall retain its rights, powers and discretion and no such rights, powers or discretion shall be delegated or vested in the JSC unless the Parties expressly so agree in writing.
17.	Confidentiality
17.1	Confidentiality. All Confidential Information disclosed, revealed or otherwise made available by one Party (“Disclosing Party”) to the other Party (“Receiving Party”) under, or as a result of, this Agreement is furnished to the Receiving Party solely to permit the Receiving Party to exercise its rights, and perform its obligations, under this Agreement. The Receiving Party shall not use any of the Disclosing Party’s Confidential Information for any other purpose, and shall not disclose, reveal or otherwise make any of the Disclosing Party’s Confidential Information available to any Third Party, without the prior written authorization of the Disclosing Party.
17.2	Safeguards. In furtherance of the Receiving Party’s obligations under Section 17.1 hereof, the Receiving Party shall take all appropriate steps, and shall implement all appropriate safeguards, to prevent the unauthorized use or disclosure of any of the Disclosing Party’s Confidential Information. Without limiting the generality of this Section 17.2, the Receiving Party shall disclose any of the Disclosing Party’s Confidential Information only to those of its officers, employees, commercial agents, distributors, consultants, licensees, potential licensees and financial investors that have a need to know the Disclosing Party’s Confidential Information, in order for the Receiving Party to exercise its rights and perform its obligations under this Agreement, and only if such officers, employees, agents, consultants, licensees, potential licensees and financial investors have executed appropriate non-disclosure agreements containing substantially similar terms regarding confidentiality as those set out in this Agreement or are otherwise bound by obligations of confidentiality effectively prohibiting the unauthorized use or disclosure of the Disclosing Party’s Confidential Information. The Receiving Party shall furnish the Disclosing Party with immediate written notice of any unauthorized use or disclosure of any of the Disclosing Party’s Confidential Information and shall take all actions that the Disclosing Party reasonably requests in order to prevent any further unauthorized use or disclosure of the Disclosing Party’s Confidential Information.
17.3	Exceptions. The Receiving Party’s obligations under Section 17.1 and 17.2 hereof shall not apply to the extent that the Receiving Party can prove by written evidence that the respective Confidential Information:
17.3.1	passes into the public domain, or becomes generally available to the public through no fault of the Receiving Party;
17.3.2	was known to the Receiving Party prior to disclosure hereunder by the

Disclosing Party;
17.3.3	is disclosed, revealed or otherwise made available to the Receiving Party by a Third Party that is under no obligation of non-disclosure and/or non-use to the Disclosing Party;
17.3.4	is required to be disclosed under Applicable Law or by court order; provided, however, that the Receiving Party shall furnish the Disclosing Party’s with as much prior written notice of such disclosure requirement as reasonably practicable, so as to permit the Disclosing Party, in its sole discretion, to take appropriate action in order to prevent the Disclosing Party’s Confidential Information from passing into the public domain or becoming generally available to the public; or
17.3.5	is independently developed by the Receiving Party without breach of this Agreement as evidenced by contemporaneous written records.
17.4	Return of Information. Upon request, after expiration or termination of this Agreement for any reason whatsoever, the Receiving Party shall return to the Disclosing Party, or destroy, as the Disclosing Party shall specify in writing, all copies of all documents and other materials that contain or embody any of the Disclosing Party’s Confidential Information, except to the extent that the Receiving Party is required by Applicable Law or permitted under this Agreement to retain such documents and materials (in which case it shall retain them for no longer than the minimum period required by Applicable Law or permitted under this Agreement). Within thirty (30) calendar days after the date of expiration or termination of this Agreement, the Receiving Party shall furnish the Disclosing Party with a written certificate, confirming that the Receiving Party has complied with its obligations under this Section 17.4.
17.5	Survival. All of the Receiving Party’s obligations under Section 17.1 and 17.2 hereof, with respect to the protection of the Disclosing Party’s Confidential Information, shall survive for a period of ten (10) years following the expiration or termination of this Agreement for any reason whatsoever.
18.	Intellectual Property
18.1	Ownership of Intellectual Property. Nothing in this Agreement shall affect Centogene’s ownership of the Centogene Background Intellectual Property. Centogene shall own all right, title and interest in the Arising Intellectual Property. Centogene will have the exclusive right (but not the obligation) to prosecute and maintain, through counsel of its choice, its Intellectual Property.
18.2	Centogene’s License to Takeda. Centogene hereby grants to Takeda and its Affiliates for the Term a non-exclusive, worldwide, fully paid-up, irrevocable and transferable license, with the right to grant sublicenses, to the Centogene Background Intellectual Property and the Arising Intellectual Property to test, distribute and train users on the Customized DBS Test Kits. To the extent Takeda holds stocks of Customized DBS Test Kits as at the date of termination or expiry of the Agreement, the license granted under this Section 18.2 shall be extended for [*****] ([*****]) months as required for Takeda to distribute such remaining stocks or as agreed between the Parties in a close-out agreement as set out in Section 21.8.

18.3	Rights in Reports. Without prejudice to Section 18.1, the Parties agree that Takeda shall own all right, title and interest in and to the Reports provided in the form of Exhibit 3 or 4.

18.4	Third Party IP.
18.4.1	In the event either Party becomes aware of any Third Party Intellectual Property which might interfere with:
18.4.1.1	the use and exploitation of the Reports;
18.4.1.2	the provision of the Services; and/or
18.4.1.3	the manufacture, supply or placing on the market of Customized DBS Test Kits,

it shall immediately inform the other Party hereof. If, in the opinion of Takeda, the activities set out in Sections 18.4.1.1, 18.4.1.2 and/or 18.4.1.3 infringe or are reasonably expected to infringe or misappropriate any Intellectual Property right of a Third Party, then Centogene, if Centogene (acting reasonably and in good faith) agrees with Takeda’s opinion, shall, upon consultation with Takeda through the JSC, use reasonable efforts to negotiate and obtain a license or other rights from such Third Party to such rights as necessary or desirable in order for Takeda to perform such activities. Any such licence shall be [*****] to the extent it relates to the activities set out in Sections 18.4.1.2 and/or 18.4.1.3; to the extent it relates to the activities set out in Section 18.4.1.1 then Takeda [*****].

18.4.2	Each Party may consult with the other Party on the material aspects of the defence of any infringement actions brought by such a Third Party claim which would impair any of Sections 18.4.1.1, 18.4.1.2 and/or 18.4.1.3 above.
18.5	Enforcement.
18.5.1	Each Party shall furnish the other Party with written notice of any and all infringements and other unauthorized uses by any Third Party of any Intellectual Property relating to the Reports, Customized DBS Test Kits and/or the Testing Services promptly after it receives notice thereof, or any challenge to the validity or enforceability of any Centogene Background Intellectual Property or Arising Intellectual Property.
18.5.2	Centogene will have the sole right, but not the obligation, to enforce the Centogene Background Intellectual Property and the Arising Intellectual Property. In the event Centogene chooses not to enforce the Arising Intellectual Property, then Takeda will have the right, but not the obligation, to enforce it.
18.5.3	The enforcing Party shall consider in good faith the interests of the non-enforcing Party in any enforcement against any such infringement, and the non-enforcing Party shall not, and shall procure that its Affiliates shall not, make any admissions relating to such claims.
18.5.4	At the request of the enforcing Party, the non-enforcing Party will provide reasonable assistance in connection with the enforcement action, including by executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action if required (at the enforcing Party’s expense). Any recovery realized as a result of such enforcement action (whether by way of settlement or otherwise) will be retained by such Party.
19.	Representations and Warranties
19.1	Centogene Warranties. Centogene warrants and represents that:
19.1.1	as of the Effective Date it has all necessary certifications in place required for the manufacturing of CE-marked Customized DBS Test Kits under EU IVDR and, except for the pending review of regulatory requirements for the countries as specified in Exhibit 1, all Regulatory Approvals necessary for it to manufacture and supply Customized DBS Test Kits and perform the Services in accordance with the terms of this Agreement, the relevant Development Order and/or Purchase Order, Applicable Laws and Standards;
19.1.2	it is not party to any agreement that would prevent it from fulfilling its obligations under this Agreement;
19.1.3	it has and will maintain during the Term the experience, the scientific know-how, the human resources and the capacities required to manufacture and supply the Customized DBS Test Kits and to perform the Services in accordance with Applicable Laws, Standards, and the terms of this Agreement;
19.1.4	it will perform the Tests and submit the Test Results in accordance with the terms of this Agreement;
19.1.5	to its present knowledge, as of the Effective Date, the Centogene Background Intellectual Property rights do not infringe any Third Party Intellectual Property;
19.1.6	as of the Effective Date, Centogene has not received any communication from any Third Party that the Services or the Customized DBS Test Kits, including the informed consent form provided with the Customized DBS Test Kits, are not in compliance with any Applicable Laws in the Territory;
19.1.7	as of the Effective Date, no material litigation, arbitration or administrative proceeding is pending or threatened in relation to the manufacturing and supply of Customized DBS Test Kits or performance of the Services;
19.1.8	it does not conduct and will not conduct any activity that involves or relates to or is alleged to involve or relate to fraud, the proceeds of crime, corruption or any other similar matter; and

19.1.9	in the course of providing Services, it will not make any statement on any Takeda Product to any Physician or any Third Party and will not provide any treatment recommendation.
19.2	Warranties upon Delivery. Centogene warrants and represents that upon Delivery and with regard to the specific Customized DBS Test Kit delivered:
19.2.1	such Customized DBS Test Kits will comply to the Specifications and Applicable Laws and Standards; and
19.2.2	the delivered Customized DBS Test Kits, and in particular the informed consent form, will comply with Applicable Laws and Standards in the respective intended destination country; and
19.2.3	unencumbered title to such Customized DBS Test Kits will be transferred to Takeda or its respective Affiliate.
19.3	Anti-Bribery.
19.3.1	The Parties represent, warrant and covenant that neither the Parties nor any Affiliate nor any officer, employee or agent of the Parties (or any of its Affiliates) has, nor shall it, offer, promise, give or receive, any financial or other advantage in violation of the Bribery Act 2010 (UK) or Foreign Corrupt Practices Act 1977 (USA), as amended from time to time, respectively, or any comparable laws in the Territory (collectively, “Anti-Bribery Laws”) and the Parties and its Affiliates shall each maintain procedures designed to prevent bribery falling within the Anti-Bribery Laws.
19.3.2	Centogene further represents, warrants and covenants that no person employed by Centogene and no person acting as agent of Centogene in connection with Centogene’s obligations under this Agreement (other than those persons who have been notified from time to time by Centogene to Takeda and in respect of whom Takeda has provided its prior written approval), is an official of the government of any country (or of any agency of such government), and that no part of any monies or consideration paid to Centogene under this Agreement shall accrue for the benefit of any such official.
19.3.3	For the purposes of enabling Takeda to monitor its their compliance with Anti-Bribery Laws, Centogene shall make available for audit by Takeda or its designee, upon Takeda’s reasonable request at any time during the Term, books, records and other documentation relevant to Centogene’s business activities conducted pursuant to this Agreement.
19.3.4	Takeda shall be entitled to terminate this Agreement immediately on written notice to Centogene if Centogene fails to perform its obligations in accordance with this Section 19.
19.4	Insurance. Centogene shall maintain liability and other appropriate forms of insurance at levels sufficient to support its indemnification obligations assumed herein but in no case shall this insurance be less than the minimum limits shown below:
19.4.1	workers compensation and/or employers’ liability to limits required by Applicable Law;
19.4.2	general liability insurance in amounts of [*****] euros (€[*****]) per occurrence and [*****] euros (€[*****]) in the annual aggregate;
19.4.3	product liability insurance in amounts of [*****] euros (€[*****]) per occurrence; and [*****] euros (€[*****]) in the annual aggregate;
19.4.4	errors and omissions liability insurance in amounts of [*****] euros (€[*****]) per occurrence and in the annual aggregate;
19.4.5	technology errors and omissions liability (including coverage for electronic media activities, network operations security liability, privacy liability and miscellaneous professional liability) in amounts of [*****] euros (€[*****]) per claim and in the annual aggregate; and
19.4.6	crime coverage (employee dishonesty and computer fraud), including an endorsement and/or coverage amendment for Third Party coverage (client coverage) in the amounts of [*****] euros (€[*****]) per each and every event.
19.5	The insurance policies referenced in Section 19.4 shall be maintained by Centogene during the Term and for a period of [*****] ([*****]) years following the expiration or termination of this Agreement. All such insurances will be provided by a reputable company or companies licensed to do business in Germany. Centogene shall provide certificates of insurance evidencing such coverage as requested by Takeda. The minimum limits of insurance required shall not be construed to create a limit of Centogene’s liability or indemnification obligations under this Agreement
20.	Indemnification
20.1	No Liability. Takeda does not accept any liability or damage claims related to the manufacture, quality control, release and placing on the market of any Customized DBS Test Kits and the provision of the Services in the Territory. The Parties agree that Centogene will not be held liable for legal/regulatory issues related to the export and sending of whole blood (EDTA) samples from Ireland to Centogene in Germany. Takeda will indemnify and hold harmless Centogene for any damages, fines, fees and loss resulting and/or claimed by third parties and/or authorities relating to such export/sending and Centogene’s successive acceptance and processing of the respective samples received hereunder, to the extent that such damage, fine, fee and/or loss has not been caused by the gross negligence or wilful misconduct of Centogene.
20.2	Indemnification by Centogene. Centogene shall, at its sole expense, indemnify, defend and hold harmless Takeda, its Affiliates and their respective officers, directors, agents and employees (the “Takeda Indemnitees”) from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and court costs) (collectively, “Losses”) arising out of Third Party claims due to:

20.2.1	a failure to manufacture, quality control, release, supply and placing on the market of Customized DBS Test Kits in the Territory or provide the Services in each case in accordance with Regulatory Approvals, Applicable Laws and Standards,
20.2.2	a failure to maintain CLIA certification;
20.2.3	incorrect Test Results;
20.2.4	any negligent or wilful act or omission of Centogene; or
20.2.5	any breach of a representation or warranty set forth under this Agreement,

provided, however, that Centogene will not be liable to indemnify the Takeda Indemnitees for any Losses to the extent that such Losses were caused by the negligence or wilful misconduct of the Takeda Indemnitees.

20.3	Procedure. Takeda shall notify Centogene promptly in writing upon learning of any Third Party action in respect of which indemnification may be sought under Section 20.2. Centogene shall (i) actively defend against every claim using counsel approved by Takeda, such approval not to be unreasonably withheld or delayed; (ii) shall promptly inform Takeda and its attorneys of all developments concerning Takeda; and (iii) shall generally consult with Takeda regarding the strategy of the defence of any claim. The Takeda Indemnitees shall reasonably cooperate with Centogene in defending or settling any such claim. No settlement of any claim for which indemnification is sought, shall be made without the prior written approval of Centogene. Centogene will have sole control over the defence and/or settlement, subject to the Takeda Indemnitees’ right to select and use their own counsel at their sole cost and expense.
21.	Term, Termination
21.1	Term. This Agreement shall come into force on the Effective Date and shall remain in full force for a term of one (1) year (the “Term”), subject to Section 21.2 below.
21.2	Additional Term. The Agreement, with amendments if any, may be extended by mutual agreement of the Parties three (3) months before expiration of the Agreement. In addition, Takeda shall have the right to extend the Agreement for a period of one (1) additional year by providing at least three (3) month’s prior written notice before the expiry of the Term, subject to the Parties agreeing revised pricing and volume for the supply of the Development Services, Customized DBS Test Kits and Testing Services during such one (1) additional year period.
21.3	Termination by Takeda. Takeda shall have the right to terminate the Agreement and/or any Purchase Order or Development Order with immediate effect by providing written notice to Centogene in case:
21.3.1	Centogene experiences a Change of Control in which a company or group of companies is the acquirer (by asset purchase, merger, consolidation, reorganization or otherwise) who is a direct competitor of Takeda or any Takeda Affiliate with regards to Takeda Products.

21.3.2	the provision of Customized DBS Test Kits to Physicians and the performance of Testing Services is found or alleged by any Regulatory Authority, court, industry association or other entity with competence over any Takeda Affiliate to be impermissible; or
21.3.3	Centogene ceases to provide laboratory testing services.
21.4	Insolvency. In the event that either Party becomes or is declared insolvent or bankrupt, admits in writing of its inability to pay its debts generally as they become due, is the subject of any proceedings relating to its liquidation or insolvency or for the appointment of a receiver or administrator for it, makes an assignment for the benefit of all or substantially all of its creditors, or enters into an agreement for the composition, extension, or readjustment of all or substantially all of its obligations the non-insolvent Party may terminate this Agreement and/or any Purchase Order, as the case may be.
21.5	Material Breach. In the event that either Party commits a material breach or default of any of its obligations hereunder, the other Party shall give the breaching Party written notice of such material breach or default, and shall request that such material breach or default be cured as soon as reasonably practicable. In the event the breaching Party fails to cure such breach or default within [*****] ([*****]) calendar days after the date of the non-breaching Party’s notice thereof, the non-breaching Party may terminate this Agreement and/or any Purchase Order or Development Order, as the case may be. In case the breach is incapable of cure, the non-breaching Party is entitled to terminate this Agreement and/or any Development Order with immediate effect without the need to grant a cure period. Termination of this Agreement in accordance with this Section 21.5 shall not affect or impair the non-breaching Party’s right to pursue any legal remedy, including the right to recover damages, for any harm suffered or incurred by the non-breaching Party as a result of such breach or default. Without limiting the foregoing:
21.5.1	Takeda shall be deemed to have committed a material breach of its payment obligations hereunder if it fails to meet its payment obligations after one written reminder by Centogene by more than [*****] ([*****]) days in [*****] ([*****]) consecutive calendar months,
21.5.2	Centogene shall be deemed to have committed a material breach if it (i) is unable or unwilling to manufacture or supply Customized DBS Test Kits or provide any Services for a period longer than two (2) months,
(ii) persistently fails to process submitted Samples in accordance with this Agreement, (iii) fails to maintain the Manufacturing Facility or Testing Facility in accordance with Sections 7.4 and 8.6, (iv) significantly deviates from quality standards defined in the Technical Quality Agreement, including material findings in an audit, or (v) breaches a representation and warranty under Section 19.
21.6	Consequences of Termination. Termination of this Agreement or any Purchase Order or Development Order for any reason shall not affect the accrued rights or obligations of the Parties as at the date of termination.
21.7	Survival.
21.7.1	On termination (or expiry) of this Agreement, howsoever arising, each

Development Order then in force at the date of such termination shall continue in full force and effect for the remainder of the term of such Development Order, unless terminated earlier in accordance with the terms of such Development Order.
21.7.2	The termination of any Development Order shall not affect any other Development Order or this Agreement.

Sections 1 (Definitions), 10 (Reporting & Record Keeping),
15.5 (Subcontracting) 17 (Confidentiality), 18 (Intellectual Property),
19.4 and 19.5 (Insurance), 20 (Indemnification), 21.6 through 21.7 and 23 (Miscellaneous) of this Agreement shall survive the termination and remain in full force and effect.

21.8	The Parties agree that before the termination of this Agreement the Parties need to enter into a close-out agreement to ensure an orderly wind-down of the Sponsored Testing Program, including information obligations to physicians, remaining stock and wind-down of testing.
22.	Force Majeure
22.1	Neither Party shall be liable to the other Party by reason of any delay in performance, or the non-performance of any of its obligations under this Agreement, to the extent that the delay or non-performance is due to any Force Majeure, provided the Affected Party (a) notifies the other Party within [*****] ([*****]) days of becoming aware of such Force Majeure event giving full particulars thereof including the date of first occurrence, the circumstances giving rise to it and an indication of the duration of such circumstances; and (b) uses reasonable efforts to mitigate its effect.
22.2	If the Affected Party is prevented or delayed from performance of its obligations under this Agreement by Force Majeure for [*****] days or more, consecutively or cumulatively, in any [*****] period, the other Party shall in its discretion have the right to terminate this Agreement with immediate effect by giving written notice to the Affected Party.
23.	Miscellaneous
23.1	Governing Laws; Dispute Resolution. This Agreement shall be governed and construed in accordance with the laws of Germany, without reference to conflict of laws principles. If there is a dispute between the Parties relating to this Agreement, the Parties shall in the first instance attempt to solve the dispute amicably. If they cannot do so, the dispute shall be referred to the JSC which shall meet to try to resolve the matter. If the JSC is unable to resolve the dispute within [*****] ([*****]) calendar days of the referral of the dispute to them, the dispute shall be finally settled in accordance with the Arbitration Rules of the German Institution of Arbitration (DIS) without recourse to the ordinary courts of law. The place of arbitration shall be Berlin. The number of arbitrators shall be three (3). The language of the arbitral proceedings shall be English. Nothing in this Section 23.1 shall prevent or delay a Party from seeking interim relief in any court of competent jurisdiction.
23.2	Assignment. This Agreement may not be assigned by either Party in whole or in part without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed, provided, however, that the prior written consent of either Party shall not be required for the other Party to assign this Agreement to an Affiliate.
23.3	Severability. The invalidity of any provision or provisions of this Agreement shall not affect the other provisions contained therein. Any invalid provision shall be deemed to have been replaced by a provision which achieves as closely as legally permissible what the invalid provision was intended to achieve for commercial purposes.
23.4	No Authority. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party or its Affiliates, without the prior written consent of the other Party.
23.5	Counterparts, Electronic Signatures and Delivery. This Agreement may be executed in one (1) or more duplicate originals, all of which together shall be deemed one and the same instrument. Each Party agrees that any digital (and encrypted) electronic signature of one of the Parties, included in or apposed to this Agreement is intended to execute and authenticate this Agreement and to have the same force and effect as a manuscript signature. Delivery of a copy of this Agreement bearing an original manuscript or electronic signature by facsimile transmission, electronic mail, or any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original manuscript or electronic signature.
23.6	Amendments. Any amendment to this Agreement shall be effective only if made in writing and signed by the Parties. This also applies to a waiver of the written form requirement.
23.7	Entire Agreement. This Agreement, including its Exhibits, sets out the entire agreement between the Parties relating to its subject matter.
23.8	Costs. Each Party shall bear the costs of its own accountants, attorneys, consultants and other professional advisors in connection with the negotiation and execution of this Agreement.
23.9	Effective Date. This Agreement comes into force and takes effect as of the Effective Date.

[signature page follows]

Place:	Place:

Date:	Date:

for and on behalf of Takeda Pharmaceuticals International AG	for and on behalf of Centogene GmbH

Name:	Name:

Title:	Title:

Name:	Name:

Title:	Title:

Exhibit 1
Existing Customized DBS Test Kit Countries

Country	Language	Takeda importation and distribution activities	Regulatory review ongoing*
[*****]	[*****]	[*****]	[*****]
[*****]	[*****]	[*****]	[*****]
[*****]	[*****]	[*****]	[*****]
[*****]	[*****]	[*****]	[*****]
[*****]	[*****]	[*****]	[*****]
[*****]	[*****]	[*****]	[*****]
[*****]	[*****]	[*****]	[*****]
[*****]	[*****]	[*****]	[*****]
[*****]	[*****]	[*****]	[*****]
[*****]	[*****]	[*****]	[*****]
[*****]	[*****]	[*****]	[*****]
[*****]	[*****]	[*****]	[*****]
[*****]	[*****]	[*****]	[*****]
[*****]	[*****]	[*****]	[*****]
[*****]	[*****]	[*****]	[*****]
[*****]	[*****]	[*****]	[*****]
[*****]	[*****]	[*****]	[*****]
[*****]	[*****]	[*****]	[*****]
[*****]	[*****]	[*****]	[*****]
[*****]	[*****]	[*****]	[*****]
[*****]	[*****]	[*****]	[*****]
[*****]	[*****]	[*****]	[*****]
[*****]	[*****]	[*****]	[*****]
[*****]	[*****]	[*****]	[*****]
[*****]	[*****]	[*****]	[*****]
[*****]	[*****]	[*****]	[*****]
[*****]	[*****]	[*****]	[*****]
[*****]	[*****]	[*****]	[*****]
[*****]	[*****]	[*****]	[*****]
[*****]	[*****]	[*****]	[*****]
[*****]	[*****]	[*****]	[*****]
[*****]	[*****]	[*****]	[*****]
[*****]	[*****]	[*****]	[*****]
[*****]	[*****]	[*****]	[*****]
[*****]	[*****]	[*****]	[*****]

* In all other countries regulatory review confirmed compliance of Customized DBS Test Kits with current local regulatory requirements.

** The Parties are aware that the current registration will expire in June 2023. A new registration will have to be acquired.

Countries to be developed (Development Order pending)

Country	Language	Takeda importation and distribution activities

[*****]	[*****]	[*****]

Exhibit 2
Template Development Order

This Development Order number [#] dated [           date               ] is between:

(1)	[full legal name and address of Takeda Affiliate] (“Takeda Affiliate”)
(2)	CENTOGENE GmbH, a German limited liability company registered with the [xxx] under the number [xxxx] and having a business address at, Am Strande 7, 18055 Rostock, Germany, (“Centogene”).

Preamble

(A)

This Development Order is made subject to the provisions of the Global Master Supply and Services Agreement entered into by Takeda Pharmaceuticals International AG and Centogene as of [insert date of the Agreement ] (“Agreement”), which are incorporated into this Development Order.

(B)

Pursuant to the Agreement, Takeda Affiliate requests certain development services to be provided by Centogene, and Centogene agrees to provide such services to the Takeda Affiliate, in accordance with this Development Order.

The Parties agree as follows:

1.	Definitions

Capitalized terms shall have the meaning set forth in the Agreement, unless specifically defined otherwise in this Development Order.

2.	Country

Centogene shall

[Option 1 – kit modification] modify the Customized DBS Test Kits for distribution in [country] in accordance with Applicable Laws.

[Option 2 – kit development] develop Customized DBS Test Kits for distribution in [country] in accordance with Applicable Laws.

3.	Development Plan

[add the project plan submitted by Centogene and agreed with Takeda pursuant to Section 6.1 of the Agreement, setting forth detailed steps and timelines for, i.a., regulatory actions and development of, translations of and/or changes to the design and matrix for the DBS cards, instructions and informed consents]

4.	Project Managers

[specify project managers]

5.	Specifications

[describe the specifications]

6.	Fees

[specify fees, based on Schedule 11 pricing]

7.	Payments

Invoices shall be addressed and sent to Takeda Pharmaceuticals International AG, Thurgauerstrasse 130, 8152 Glattpark (Opfikon), Switzerland. Payment will be due within ninety (90) days of receipt of invoice.

Agreed

Place:	Place:

Date:	Date:

for and on behalf of [insert Takeda affiliate]	for and on behalf of Centogene GmbH

Exhibit 3
Monthly Diagnostic Test Reports

Form:

1.Monthly Diagnostic Test Report (one line per Test)*

Country	Disease tested	Test card type	Result	Gender	Age	Turnaround time [business days]	Invoice Date	Qty issues	Pre analytical failure	Expired card	Specialty
[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]
	[*****]	[*****]	[*****]	[*****]	[*****]			[*****]	[*****]	[*****]
	[*****]	[*****]	[*****]	[*****]	[*****]
	[*****]		[*****]	[*****]	[*****]
	[*****]		[*****]		[*****]
	[*****]		[*****]		[*****]
	[*****]		[*****]		[*****]
	[*****]		[*****]		[*****]
	[*****]		[*****]		[*****]
	[*****]		[*****]		[*****]
	[*****]		[*****]		[*****]
[*****]

* Data in the table are examples.

2.  Biannual overview of the total number of analytical tests performed

Every [*****] months during the Term, Centogene will share with Takeda an overview of the total number of analytical tests performed under the Agreement for the respective [*****] period by type of analytical test performed. The report will be shared within [*****] after the end of the respective [*****] period. The first report will be shared in [*****] 2023 for the period [*****], 2022 to [*****], 2023, the second report will be shared in [*****] 2023 for the period [*****], 2023 to [*****], 2023, and so forth. Each report will contain the total number of analytical tests performed in the respective [*****] period for the Takeda reporting regions EUCAN and GEM split by the following analytical test categories: Genetic testing by gene sequencing, biochemical testing of metabolite by mass spectrometry, biochemical testing of enzyme activity, genetic testing for deletion/duplication analysis. The report will provide figures split at regional level (regions: EUCAN and GEM). Takeda will provide a table with the mapping of the countries and the regions EUCAN and GEM.

3.Monthly Expired Customized DBS Test Kit report (one line per country and disease on expired cards received)*

Country	Disease test requested for expired card	Month/year	Number of expired cards received	Positive outcome quality validation	Negative outcome quality validation
[*****]	[*****]	[*****]	[*****]	[*****]	[*****]
[*****]	[*****]	[*****]	[*****]	[*****]	[*****]
[*****]	[*****]	[*****]	[*****]	[*****]	[*****]
[*****]	[*****]	[*****]
[*****]	[*****]	[*****]

* Data in the table are examples.

Exhibit 4
Proforma Quarterly Transparency Report (one line per Test)

[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]

*HCO name or institution ID in case no institution was provided

Exhibit 5
Communication to Physicians

Dear Dr. [●]

Thank you for choosing CENTOGENE as your genetic testing partner. We are pleased to confirm the arrival of the below sample.

Please, read the below information carefully. This document summarizes logistical information provided in your request forms. If necessary, please, contact us with any missing information or corrections via email CDM@centogene.com or fax +49 (0)381 80113 401.

Please note, the CentoCard® used for this sample has already exceeded its expiry date. We will nevertheless undertake our best efforts to ensure that the sample is processed in accordance with our required quality standards and will inform you if this is not possible. No new sample is requested at this time.

[Sample information]

[Sender information]

We prioritize the highest quality diagnostic processes and informed decision-making possible. Please, do not hesitate to contact us at CDM@centogene.com to discuss this order.

Sincerely,

[Signature]

Your Centogene Team

Exhibit 6
Data Protection Requirements

1.	Warranties. Fair and Lawful Processing
a)	Centogene and Takeda shall each comply with their respective obligations under all Applicable Data Protection Laws in connection with this Agreement and each acts as a separate and independent Controller with regards to the Processing of Personal Data they each undertake.
b)	The Parties agree that it is Centogene’s primary responsibility under this Agreement to act as Controller for Covered Personal Data of Patients and physicians and ensure that the Processing of Covered Personal Data complies with Applicable Data Protection Laws.
c)	Centogene shall ensure that:
(i)	it, and any Centogene Affiliate or subcontractor, shall not disclose or make available to Takeda or any Takeda Affiliate, any identifiable Covered Personal Data, except where it is lawful and “De-Identified” and/or pseudonymized (as this term is defined in the Applicable Data Protection laws) in accordance with the terms of this Agreement. For the avoidance of doubt, “De-identified” Personal Data refers to data which has been stripped of all subject information that could reasonably identify a Data Subject and where the party that shares the data has no reasonable knowledge that the remaining information could be used to identify the individual on its own or in combination with other information that could be reasonably obtained;
(ii)	any Covered Personal Data that is made available to Takeda and/or any Takeda Affiliate subject to section 1.c (i) above, has been processed by Centogene for lawful and legitimate purposes and that such Covered Personal Data may be made lawfully available to Takeda and/or any Takeda Affiliate in accordance with the Applicable Data Protection Laws. More specifically, Centogene shall ensure that it, and/or any Centogene Affiliate or subcontractor, as applicable, will provide an appropriate data privacy notice and obtain appropriate consent from the Patients that such notice and consent are in accordance with applicable Data Protection Laws and allows for the desired use of the Covered Personal Data. Should Centogene, its Affiliates or subcontractors learn that it has provided Covered Personal Data that may not be shared pursuant to a consent or notice, Centogene is responsible for promptly notifying Takeda so that the affected Covered Personal Data can be deleted as required;
2.	Security of Processing and Security Incidents

Centogene shall implement and maintain, and require any Affiliate or subcontractor to implement and maintain, appropriate technical and organizational measures in compliance with the Applicable Data Protection Laws and reflective of current good industry practice and technological development to protect Covered Personal Data against Security Incidents.

These measures shall include, without limitation:

a)	Covered Personal Data is stored securely, using state-of-the-art software;
b)	limiting access to Covered Personal Data to personnel on a need-to-know basis;
c)	implementing appropriate security measures to avoid unauthorized access to or sharing of Covered Personal Data;
d)	ensuring that any deletion of Covered Personal Data is carried out in an irrevocable manner;
e)	maintaining appropriate backup and disaster recovery solutions;

f)	maintaining all appropriate certifications in relation to its information security management system, including ISO/IEC 27001:2017 and an appropriate Internet Privacy Standard (“IPS”) certification for its customer facing CentoPortal (which forms part of its information security management system and via which medical reports are being provided to the ordering health care professionals);
g)	to the extent that Centogene uses external data centres (including those located in Frankfurt am Main, Germany) to provide its core services (including CentoPortal), any such data centre provider shall ensure compliance with all applicable legislation (including, without limitation, the GDPR), and maintain an appropriate level of IT security and business continuity, including, without limitation:
(i)	maintaining ISO 27001 certifications;
(ii)	data encryption in transit (TLS 1.2) and at rest;
(iii)	secure access by multi-factor-authentication;
(iv)	centrally managed user-based data access (standardized authorization process, rule and permission concept);
(v)	security tests on a regular basis (minimum once a year);
(vi)	managed next-generation firewall; and
(vii)	redundant operation in two different data centres.
h)	If Centogene becomes aware of, or reasonably suspects that there has been a Security Incident, it shall notify the competent supervisory authority, and impacted Data Subjects, in accordance with Applicable Data Protection Laws.
i)	To the extent that Centogene suffers a Security Incident affecting Covered Personal Data that has or could have an impact on the Services under the Agreement, Centogene shall without undue delay notify Takeda at PrivacyOffice@takeda.com about such Security Incident. Centogene shall, upon request in a timely manner: (i) inform Takeda about the nature of the Security Incident, including where possible, the categories and approximate number of Data Subjects affected; (ii) describe the likely consequences of the Security Incident, and (iii) produce and provide to Takeda a report describing in detail the measures taken or proposed to be taken to address the Security Incident, including, where appropriate, measures to mitigate its possible effects; and (iv) remedy any deficiencies identified within a reasonable period.
3.	Data Protection Impact Assessments and Records

To the extent required by Applicable Data Protection Laws, Centogene shall:

a)	carry out data protection impact assessments and engage in prior consultations with the competent supervisory authorities in relation to the Processing of Covered Personal Data;
b)	maintain relevant records related to the Processing of Covered Personal Data, including any data protection impact assessments.

4.	Transfers

Subject to and in compliance with the Applicable Data Protection Laws, Centogene may transfer Covered Personal Data to its Affiliates or subcontractors to the extent such Affiliates or subcontractors have a legitimate need to process the Covered Personal Data under this Agreement and always under appropriate contractual restrictions. Centogene shall not disclose or transfer Covered Personal Data to an Affiliate or a Subcontractor outside the European Economic Area without ensuring that adequate protections in accordance with the Applicable Data Protection Laws will be afforded to the Covered Personal Data under this Agreement. Such protections shall include, without limitation, standard contractual clauses for international transfers to the most recent EU standard, as well as other legitimate transfer mechanisms under applicable Data Protection Laws.

5.	Data Subject Requests and Third-Party Communications
a)	The Parties agree that Centogene, as the only Party that has identifiable Covered Personal Data in its possession, is solely responsible for responding to Data Subjects Requests from Patients in accordance with the Applicable Data Protection Laws. Centogene shall make available its contact details for Patients, Physicians and other Data Subjects to facilitate the exercise of their rights under applicable Data Protection Laws in relation to the Processing of Covered Personal Data. Such contact details must also be inserted in relevant privacy notices and/or consents as described in section 1.c. (ii).
b)	The Parties agree to cooperate and provide reasonable notice and assistance to each other as necessary to enable them to (1) comply with the Applicable Data Protection Laws,
(2) comply with Data Subject Requests and (3) respond to any other queries or complaints from any third party, including Data Subjects and regulatory authorities in relation to Personal Data under this Agreement.

6.	Management of Claims
a)	Each Party undertakes and warrants, where it becomes aware that it will or may face a claim under the Applicable Data Protection Laws challenging the separate control over Personal Data as per Section 1.a. of this Exhibit 6 (Data Protection Requirements), it shall:

-	without undue delay inform the other Party of the claim or potential claim and provide, to the extent legally permissible, all material detail concerning the claim and the progress of the claim insofar as is known to it; and

-	provide, to the extent legally permissible, the other Party with all material detail concerning the underlying circumstances that gave rise to the claim or potential claim.

b)	Irrespective of its rights under the Applicable Data Protection Laws, each Party shall defend any such claim prudently, insofar as it relates to the area of responsibility of such Party.

Exhibit 7
Pricing

1.	Development Services
a)	Development Fees:
●	a lump sum fee of €[*****] per specific Customized DBS Test Kit development project if the Development Services require translations into a new language (i.e., a language for which Centogene doesn’t offer Customized DBS Test Kits at the time of Takeda’s RFQ).
●	a lump sum fee of €[*****] per specific Customized DBS Test Kit development project if the Development Services do not require translations into a new language.

Regulatory Fees: in addition to the fees under Section 1a) above, Centogene may invoice Takeda the actual and documented expenditures by Centogene to obtain Regulatory Approvals, including any third-party regulatory consultant fees, provided however that Takeda’s reimbursement of those expenditures will be capped, depending on the relevant country, to the following amounts:

Countries	Cap on reimbursement of regulatory fees
All countries	€[*****]

Manufacture and Supply

[*****] Euro /Customized DBS Test Kit

Testing Services

Takeda shall pay a Testing Services Fee for each Test in respect of which Testing Services are performed by Centogene in accordance with the terms of this Agreement during the Term, in accordance with the following table:

Tier	#tests from	#tests to	Price per test
1	[*****]	[*****]	[*****] Euro
2	[*****]	[*****]	[*****] Euro
3	[*****]	[*****]	[*****] Euro
4	[*****]	[*****]	[*****] Euro

The pricing bands in the first column of the above table are incremental.

For the avoidance of doubt, the Testing Services Fee includes all Testing Services as specified in Exhibit 9.

Exhibit 8
Testing Methodology

[*****]

(*) Gene sequencing takes place in two steps – Gene sequencing first and, if negative while biochemistry is positive, Del/Dup (deletion duplication) analysis is activated.

1. & 2. are sequential diagnosis steps (if available in multiple steps, only a positive step 1. will trigger step 2.).

Centogene is performing testing to exclude multiple sulfatase deficiency on an as needed basis.

Exhibit 9

Testing Services

1.	The performance of Tests by Centogene, on DBS Cards (whether Centogene DBS Test Cards or Non-CG DBS Test Cards), whole blood Samples, plasma samples and upon specific request by Takeda and approval by Centogene buccal swabs, for the purpose of identifying Patients suffering from rare genetic diseases;
2.	Quality testing of Customized DBS Test Kits and/or Non-CG DBS Test Kits received;
3.	Monitoring of and ensuring compliance of manufacture, supply and provisions of any Customized DBS Test Kits or the provision of Services with Applicable Laws or Standards of the Territory, and informing Takeda of any changes to the Applicable Laws or Standards;
4.	Reporting pursuant to Section 10 of the Agreement;
5.	Regulatory services for maintaining relevant registrations in Existing Customized DBS Test Kit Countries in compliance with Applicable Laws or Standards;
6.	Alliance management, including dedicated primary project manager contact and all costs of Centogene’s Alliance Managers in participating in the Alliance Team and the Joint Steering Committee;
7.	Importation activities required to import Customized DBS Test Kits into the relevant countries in accordance with Applicable Laws as far as not coordinated by Takeda pursuant to Exhibit 1 of the Agreement;
8.	Operation and maintenance of CentoPortal;
9.	Dispatch of digital medical reports via CentoPortal (or via postal mail if digital reports cannot be delivered);
10.	Operation of Centogene email hotline including recording of the response time;
11.	Country-specific support services provided through Centogene’s corporate project management or local representatives;
12.	At least [*****] ([*****]) CentoPortal training sessions for Takeda not exceeding a total of [*****] ([*****]) hours of such training per year;
13.	Onboarding and strategic introductory meetings for Takeda medical lead and alliance management team;
14.	Provision of testing methodology training materials pursuant to Section 8.5 of the Agreement;
15.	Centralized invoicing;
16.	Validating and qualifying the instruments and equipment used for the Tests (including, without limitation, conducting installation, operational and performance qualification) and maintaining all such instruments and equipment in a compliant state;
17.	Notification of Contaminants in accordance with the Agreement;
18.	Re-establishing any suspended Testing Services;
19.	Audit support, audit follow-up actions.